                                CREDIT AGREEMENT


                           Dated as of August 11, 1998

                                      among

                              MICRODYNE CORPORATION

                                   as Borrower

                                       and



                                NATIONSBANK, N.A.

                                    as Banks


                                       and

                                NATIONSBANK, N.A.

                                    as Agent

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----

ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS....................................1
ARTICLE 2   AMOUNTS AND TERMS OF THE ADVANCES...................................23
ARTICLE 3   YIELD PROTECTION, ETC...............................................30
ARTICLE 4   PAYMENTS, COMPUTATIONS AND CERTAIN NOTICES..........................36
ARTICLE 5   SECURITY............................................................40
ARTICLE 6   CONDITIONS OF LENDING...............................................41
ARTICLE 7   REPRESENTATIONS AND WARRANTIES......................................45
ARTICLE 8   COVENANTS OF THE BORROWER...........................................50
ARTICLE 9   SUBSIDIARIES BECOMING LOAN PARTIES..................................60
ARTICLE 10  EVENTS OF DEFAULT...................................................62
ARTICLE 11  THE AGENT...........................................................65
ARTICLE 12  MISCELLANEOUS.......................................................67

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 7.1(f)     Pending Litigation
Schedule 7.1(n)     Material Contracts
Schedule 7.1(o)     Intellectual Property
Schedule 8.2(a)     Outstanding Liens
Schedule 8.2(b)     Outstanding Debt
Schedule 8.2(g)     Investments

Exhibit A           Acceptable Foreign Customers
Exhibit B           Form of Acquisition Note
Exhibit C           Form of Assignment and Acceptance Agreement
Exhibit D           Form of Borrowing Base Certificate
Exhibit E           Form of Revolving Note

Exhibit F           Form of Security Agreement
Exhibit G           Form of Intellectual Property Assignment
Exhibit H           Form of Subsidiary Guaranty
Exhibit I           Solvency Certificate
Exhibit J           Form of Compliance Certificate

                                CREDIT AGREEMENT

                           Dated as of August 11, 1998

            This CREDIT AGREEMENT among MICRODYNE CORPORATION, a Maryland corporation (the "Borrower"), each of the lenders that is a signatory hereto under the caption of "BANKS" on the signature pages hereto or that, pursuant to Section 12.19 hereof, shall become a "Bank" hereunder (individually, a "Bank" and collectively, the "Banks") and NATIONSBANK, N.A., as agent (the "Agent"), for the Banks hereunder, recites and provides as follows:

                                    RECITALS

            The Banks desire to make available to the Borrower a $10,000,000 revolving credit facility and a $16,500,000 acquisition loan facility on the terms and conditions set forth herein. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:


                                    ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Acceptable Foreign Customers" means the Foreign Customers listed on Exhibit A to this Agreement and any future Foreign Customer approved in writing by the Agent in its sole discretion.

            "Accounts Receivable" with respect to any Loan Party shall have the meaning given to such term in the Security Agreement executed by such Loan Party.

            "Acquired Assets" means the assets, stock or other ownership interests Acquired or to be Acquired by an Acquisition Company pursuant to the terms of an Acquisition Agreement.

            "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, or (c) directly or indirectly acquires control of a majority ownership interest in any Person that is not a corporation. The terms "Acquire" , "Acquired" and "Acquiring" used as verbs shall have correlative meanings.

            "Acquisition Agreement" means the agreement between an Acquisition Company and a Target or the seller or sellers of a Target, pursuant to which such Acquisition Company agrees to Acquire substantially all of the assets, stock or other ownership interests of a Target, or merge with a Target, together with all amendments to such agreement.

            "Acquisition Analysis" means, with respect to any proposed Acquisition, an analysis, prepared by the chief financial officer of the Borrower, of the structure and financial impact of the Acquisition in question, including the Target's audited financial statements (or other financial statements acceptable to the Agent) for the last three fiscal years (two fiscal years, in the case of the Oasis Acquisition) and a summary of the material tax and accounting consequences related to the Acquisition, which analysis shall be in form and substance satisfactory to the Agent.

            "Acquisition Company" means the Borrower or any Subsidiary of the Borrower Acquiring a Target.

             "Adjusted LIBOR" means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to one minus the stated maximum rate (expressed as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities by reference to which the interest rate for LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans made by an office of any Bank outside of the United States of America to residents of the United States of America).

            "Advances" means advances made to the Borrower by the Banks pursuant to the provisions of Section 2.1 of this Agreement.

            "Advance Commitment" shall mean, for each Bank, the commitment of such Bank to make Advances, expressed as an amount representing the maximum aggregate principal amount of such Bank's Advances hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, and
(b) reduced or increased from time to time pursuant to assignments by or to such Bank in accordance with Section 12.19. The initial amount of each Bank's Advance Commitment is set forth below the name of such Bank on the signature pages hereto under the caption "Advance Commitment," or in the Assignment and Acceptance Agreement pursuant to which such Bank shall have assumed its Advance Commitment, as applicable. The original aggregate principal amount of the Advance Commitment is $10,000,000.

            "Advance Termination Date" means October 31, 2000.

            "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person, and if such Person is an individual, any member of the immediate family (including parent, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. The term "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities or other ownership interests, by contract or otherwise; provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of the directors or other governing body of a corporation or 10% or more of the other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and any Person that is a general partner or controls a general partner of a partnership or joint venture will be deemed to control such partnership. Notwithstanding the foregoing, no individual shall be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

             "Aging" means a schedule of all outstanding Receivables of the Loan Parties showing the initial invoice date of each Receivable of the Loan Parties and the age of such Receivables in intervals of 30 days.

            "Agreement" means this Credit Agreement, as the same may be further amended, modified or supplemented from time to time.

            "Applicable Base Rate Margin" shall mean, for any date of calculation, the rate per annum opposite the Funded Debt Ratio (calculated as of the end of the Borrower's immediately preceding fiscal quarter) set forth below under the caption "Applicable Base Rate Margin." On the date hereof, the Applicable Base Rate Margin is .25%. The Applicable Base Rate Margin will be adjusted on a quarterly basis in accordance with the table set forth below:



                                    Applicable Base
        Funded Debt Ratio             Rate Margin
        -----------------             -----------

Less than or equal to 1.50 to 1          0.00%

Greater than 1.50 to 1 but less          0.25%
than or equal to 2.50 to 1

Greater than 2.50 to 1                  0.375%

            The Applicable Base Rate Margin will be adjusted to the amount corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Borrower. The adjustment will become effective as of the first day of the calendar month next succeeding the last day of the 45-day period within which the Borrower must deliver its quarterly financial statements to the Banks. No decrease in the Applicable Base Rate Margin shall become effective if, at such time, any Default or Event of Default has occurred and is continuing. If the Borrower's financial statements are not delivered to the Banks within the specified time periods, the Applicable Base Rate Margin may be increased, at the option of the Agent, to the highest applicable amount from the date on which the statements were due through the next adjustment date.

            "Applicable Lending Office" means, with respect to each Bank for each Type of Loan, the "Lending Office" of such Bank specified on the signature page hereto for such Bank under the caption "Applicable Lending Office," or in the Assignment and Acceptance Agreement pursuant to which such Bank shall have assumed its Commitments, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent as the office by which its Loans of such Type are to be made and maintained.

            "Applicable LIBOR Margin" shall mean, for any date of calculation, the rate per annum opposite the Funded Debt Ratio (calculated as of the end of the Borrower's immediately preceding fiscal quarter) set forth below under the caption "Applicable LIBOR Margin." On the date hereof, the Applicable LIBOR Margin is 1.35 % for Advances and 1.50% for the Oasis Acquisition Loan. The Applicable LIBOR Margin will be adjusted on a quarterly basis in accordance with the table set forth below, for Advances and for the Oasis Acquisition Loan:


                                                       Applicable LIBOR
                                                       ----------------
                                                         Margin (Oasis
                                    Applicable LIBOR     -------------
        Funded Debt Ratio          Margin (Advances)   Acquisition Loan)
        -----------------          -----------------   -----------------

Less than or equal to 1.50 to 1          1.00%               1.00%

Greater than 1.50 to 1 but less          1.35%               1.50%
than or equal to 2.50 to 1

Greater than 2.50 to 1 but less          1.85%               2.00%
than or equal to 3.0 to 1

Greater than 3.0 to 1                    2.35%               2.50%


The Applicable LIBOR Margin will be adjusted to the amount corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Borrower. The adjustment will become effective as of the first day of the calendar month next succeeding the last day of the 45-day period within which the Borrower must deliver its quarterly financial statements to the Banks. No decrease in the Applicable LIBOR Margin shall become effective if, at such time, any Default or Event of Default has occurred and is continuing. If the Borrower's financial statements are not delivered to the Banks within the specified time periods, the Applicable LIBOR Margin may be increased, at the option of the Agent, to the highest applicable amount from the date on which the statements were due through the next adjustment date.

            "Applicable Unused Fee Percentage" shall mean, for any date of calculation, the rate per annum set forth opposite the Funded Debt Ratio (calculated as of the end of the Borrower's immediately preceding fiscal quarter) set forth under the caption "Applicable Unused Fee Percentage." On the date hereof, the Applicable Unused Fee Percentage is .135%. The Applicable Unused Fee Percentage will be adjusted on a quarterly basis, in accordance with the table set forth below:

                                   Applicable Unused
        Funded Debt Ratio            Fee Percentage
        -----------------            --------------

Less than or equal to 1.50 to 1          0.100%

Greater than 1.50 to 1 but less          0.135%
than or equal to 2.50 to 1

Greater than 2.50 to 1 but less          0.175%
than or equal to 3.0 to 1

Greater than 3.0 to 1                    0.200%


The Applicable Unused Fee Percentage will be adjusted to the amount corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Borrower. The adjustment will become effective as of the first day of the calendar month next succeeding the last day of the 45-day period within which the Borrower must deliver its quarterly financial statements to the Banks. No decrease in the Applicable Unused Fee Percentage shall become effective if, at such time, any Default or Event of Default has occurred and is continuing. If the Borrower's financial statements are not delivered to the Banks within the specified time periods, the Applicable Unused Fee Percentage may be increased, at the option of the Agent, to the highest applicable amount from the date on which the statements were due through the next adjustment date.

            "Assignee" shall have the meaning set forth in Section 12.19.

            "Assignment and Acceptance Agreement" means an Assignment and Acceptance Agreement among a Bank, an Assignee and the Agent, substantially in the form of Exhibit C attached to this Agreement or such other form as may be agreed to by such Bank, such Assignee and the Agent.

            "Assignment of Claims Act" means, collectively, the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727, 41 U.S.C. Section 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

            "Base Rate" means, for any day, the interest rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.50% and
(b) the rate for such day established from time to time by NationsBank, N.A. as its prime rate, whether or not such rate is otherwise published, it being understood and agreed that such prime rate is established by NationsBank, N.A. as an index and is not necessarily the lowest or most favorable rate of interest charged by NationsBank, N.A. or any other Bank on such loans. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

            "Base Rate Acquisition Loan" means the Oasis Acquisition Loan or portion thereof with respect to which the interest rate is calculated by reference to the Base Rate.

            "Base Rate Advance" means any Advance or portion thereof with respect to which the interest rate is calculated by reference to the Base Rate.

            "Base Rate Loans" means the Base Rate Advances and the Base Rate Acquisition Loan.

            "Borrowing Base" means, at the time in question, the sum of the following, without duplication: (a) 80% of the book value of Eligible Billed MOI Receivables; plus (b) 85% of the book value of Eligible Billed MCTI Receivables; plus (c) 90% of Eligible Guaranteed Foreign Receivables; plus
(d) 60% of the book value of (i) Eligible Unbilled MOI Receivables and (ii) Eligible Unbilled MCTI Receivables, provided that the Borrowing Base attributable to the total of subclauses (i) and (ii) of this clause (d) shall not exceed $4,000,000; plus (e) 35% of the book value of Eligible Inventory.

            "Borrowing Base Certificate" means a certificate of the Borrower containing a computation of the Borrowing Base and certifying that no Default or Event of Default has occurred and is continuing, in substantially the form of Exhibit D attached to this Agreement.

            "Borrowing Base Credit Extensions" means, at any time, the aggregate amount of Advances and Letters of Credit then outstanding.

            "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in Richmond, Virginia and Bethesda, Md., are authorized or required to close and (b) with reference to a LIBOR Loan or Floating LIBOR Loan, any such day that is also a day on which dealings in U.S. dollar deposits are carried out in the London interbank market.

            "Capital Expenditures" shall mean, for any Person for any period, expenditures made by such Person or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period, computed in accordance with GAAP.

            "Capital Lease" means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.

            "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent under a Capital Lease, and, for purposes of this Agreement the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

            "Closing Date" means the later of the date of this Agreement and the date on which the conditions precedent set forth in Section 6.1 have been fulfilled.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means, collectively, all Accounts Receivable, Equipment, General Intangibles, Intellectual Property, Inventory, Investment Property, Real Estate, all stock and other ownership interests in Subsidiaries and all other property of a Loan Party in which a Lien is granted to the Agent for the ratable benefit of the Banks pursuant to a Security Agreement, an Intellectual Property Assignment, a Mortgage or any other Loan Document.

            "Commitment Percentage" means, as to any Bank at any time, the percentage of the aggregate Advance Commitment and Oasis Acquisition Loan Commitment then constituted by such Bank's Advance Commitment and Oasis Acquisition Loan Commitment.

            "Compliance Certificate" shall have the meaning assigned in
Section 8.1(b)(8).

            "Continue," "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.6 hereof of a LIBOR Loan from one Interest Period to the next Interest Period.

            "Convert," "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.6 hereof of one Type of Loans into another Type of Loans.

            "Customer" means any Person obligated on a Receivable.

            "Date Affected Information Technology" means a system comprised of one or more components including computer hardware, computer software or equipment with computerized functions, which reads, produces or processes date data by input, output or otherwise.

            "Debt" means, collectively, and includes, with respect to any specified Person (a) indebtedness or liability for borrowed money whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person, or for the deferred purchase price of property or services; (b) Capital Lease Obligations; (c) obligations to reimburse the issuer of letters of credit or acceptances; (d) Debt of others Guaranteed by such Person; (e) obligations under interest rate swap, cap or collar agreements or other similar agreements or arrangements designed to protect that Person against fluctuations in interest rates; (f) obligations under any foreign exchange contract, currency swap agreements or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; (g) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed; (h) the purchasers's obligations under seller-take-back transactions; and (i) accrued and unpaid Earnout.

            "Debt Coverage Ratio" means, at any time, the ratio of (a) EBITDA of the Borrower and its Subsidiaries for the period of 12 months ended on the last day of the most recently ended fiscal quarter of the Borrower, minus Non-Financed Capital Expenditures of the Borrower and its Subsidiaries for such period, to (b) Debt Service of the Borrower and its Subsidiaries for such period; provided that if the Borrower or any of its Subsidiaries shall have Acquired a business (or any part thereof) during such period, and if, pursuant to the definition thereof, EBITDA is computed as if such business (or part thereof) had been owned by such Borrower or Subsidiary for the whole of such period, then Debt Service and Non-Financed Capital Expenditures shall be computed as if such business (or part thereof) had been owned by the Borrower or such Subsidiary for the whole of such period.

            "Debt Service" means, for any period, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all payments of principal of long term Debt (including the principal component of any payments in respect of Capital Lease Obligations) scheduled to be made during such period plus (b) all Interest Expense for such period.

            "Default" means any event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

            "Disposition" shall mean any sale, assignment, transfer or other disposition of any assets (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person, excluding any sale, assignment, transfer or other disposition of any assets sold or disposed of in the ordinary course of business and on ordinary business terms. The terms "Dispose" and "Disposed" shall have correlative meanings.

            "Earnout" shall mean any obligation of the Borrower or any Subsidiary to pay compensation or consideration in connection with an Acquisition in addition to the purchase price paid at the closing under an Acquisition Agreement.

            "EBITDA" shall mean, for any period, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Net Income for such period, plus (b) taxes, Interest Expense, depreciation, amortization and other non-cash charges (to the extent deducted to determine Net Income) for such period; provided that (1) if the Borrower or any of its Subsidiaries shall have Disposed of a business (or any part thereof) during such period, EBITDA shall be computed as if such business (or part thereof) had been Disposed of prior to the first day of such period, and (2) if the Borrower or any of its Subsidiaries shall have Acquired a business (or any part thereof) during such period, and if the Borrower has provided the Agent with audited financial statements (prepared in accordance with GAAP by an accounting firm acceptable to the Agent) of such business, or (if such statements are unavailable) other due diligence as to the financial position of such business acceptable to the Agent, for that portion of such period preceding the Acquisition, EBITDA shall be computed as if such business (or part thereof) had been owned by the Borrower or such Subsidiary for the whole of such period. EBITDA may be increased by the amount (not to exceed $500,000 for any Acquisition) of projected reductions in compensation of executive officers of a Target which are substantiated by employment contracts or other documentation acceptable to the Agent. If a Target has been generating a negative EBITDA, the adjusted amount shall be deducted for purposes of calculating compliance with
Section 8.3.

            "Eligible Assignee" means any Person who is: (a) currently a Bank; (b) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (c) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or organized under the laws of a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Bank, such Person's senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody's, or the equivalent or higher of either such rating by another Rating Agency acceptable to the Agent. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the term "Eligible Assignee" shall mean any Person that is not an individual.

            "Eligible Billed MCTI Receivables" means Eligible Billed Receivables due to MCTI, or any Subsidiary of MCTI that is a Subsidiary Guarantor, from its Customers.

            "Eligible Billed MOI Receivables" means Eligible Billed Receivables due to MOI, or any Subsidiary of MOI that is a Subsidiary Guarantor, from its Customers.

            "Eligible Billed Receivables" means Eligible Receivables that have been billed to the appropriate Customer and are aged not more than 90 days from the date of the initial invoice. For the purposes of this Agreement, the term "initial invoice" shall mean the first invoice relating to the applicable software or goods sold or installed or services rendered, and not any subsequent invoice relating thereto.

            "Eligible Guaranteed Foreign Receivables" means Eligible Billed Receivables, due from Acceptable Foreign Customers, payable in United States Dollars, the payment of which is guaranteed by (a) an insurance policy issued by the Foreign Credit Insurance Association, or (b) a trade letter of credit (not a standby or performance letter of credit) issued by a bank acceptable to the Agent in its sole discretion, and the terms of which insurance policy or letter of credit are acceptable to the Agent in its sole discretion.

            "Eligible Inventory" shall mean Inventory, valued at the lower of cost or market values, that the Agent in its sole discretion determines to meet all of the following requirements: (a) such Inventory is owned by a Loan Party, is subject to the security interest created by a Security Agreement, which is perfected as to such Inventory, is subject to no other Lien whatsoever other than a Lien permitted by this Agreement and is not being sold, installed or provided under a contract secured by a surety bond,
(b) such Inventory consists of either raw materials, work in process or finished goods (but does not include supplies and packaging used or consumed in packaging, packing, shipping, advertising, selling or leasing such raw materials or finished goods), (c) such Inventory is in good condition and meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use or sale, (d) such Inventory is currently either usable or salable, at prices approximating at least cost, in the normal course of the Loan Party's business, (e) such Inventory is located at one of the locations set forth in
Schedule 1 to the Security Agreement of such Loan Party and, if such location is premises leased by such Loan Party, the landlord at such location has agreed in writing, in form and substance satisfactory to the Agent, to waive any Lien such landlord may have on the Inventory, and (f) such Inventory is not determined by the Agent to be ineligible for any other reason based upon such credit and collateral considerations as the Agent may establish from time to time in its reasonable discretion.

            "Eligible Receivables" means Accounts Receivable of a Loan Party
(a) that represent valid obligations incurred by a Customer for goods shipped or delivered, software sold, installed or licensed, or services completed under valid contracts of sale, license or service that have been formally awarded to such Loan Party and for which all required contract documents have been executed by the Customer and such Loan Party and, in the case of Accounts Receivable owed by the Government, for which funds have been appropriated and allocated; (b) that are due and payable not more than 60 days from the original invoice date for Foreign Customers and not more than 30 days from the original invoice date for all other Customers; (c) on which the Customer is not an Affiliate or Subsidiary of such Loan Party; (d) with respect to which such Loan Party has no knowledge or notice of any inability of the Customer to make full payment; (e) from the face amounts of which have been deducted all payments, setoffs, amounts subject to adverse claims, contractual allowances, bad debt reserves and other credits applicable thereto; (f) that are subject to no Liens other than those permitted by this Agreement; (g) that continue to be in full conformity with the representations and warranties made by such

Loan Party to the Banks in this Agreement and the other Loan Documents; (h) with respect to which the Agent is and continues to be satisfied with the credit standing of the Customer; (i) on which the Customer is not a creditor of such Loan Party, provided, however, that if the Account Receivable due from such Customer exceeds the liability of the Loan Party to such Customer, and if such Account Receivable otherwise qualifies as an Eligible Receivable, then such Account Receivable may be included in the Borrowing Base as an Eligible Receivable in an amount equal to the amount by which such Account Receivable exceeds the liability of a Loan Party to such Customer, but in no event shall the aggregate amount included in the Borrowing Base pursuant to this clause (j) exceed $250,000 at any time outstanding; (k) on which, unless an Acceptable Foreign Customer, the Customer is not a Foreign Customer; (l) that are not subject to any dispute; (m) with respect to which the applicable goods, software or services have been delivered or provided to and accepted by the applicable Customer on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding pursuant to which the Loan Party would repurchase or accept a return of, or give a credit for, any such goods or services; (n) that are not subject to any contingencies; and (o) that do not arise out of any discontinued operations or business line of a Loan Party provided, however, and without limiting any other provisions of this Agreement with respect to the exclusion of Accounts Receivable from the category of Eligible Receivables and the Borrowing Base, that (1) if the Agent reasonably determines that the collectibility of any Account Receivable makes it unacceptable for inclusion as an Eligible Receivable and the Agent gives written notice to the Borrower indicating the reasons for such determination, then such Account Receivable shall thereafter be excluded from the category of Eligible Receivables, (2) if more than 50% of the aggregate face amount of Accounts Receivable owed by a Customer other than the Government are aged more than 90 days from the dates of the initial invoices, then all Accounts Receivable owed by such Customer, shall be excluded from the category of Eligible Receivables,
(3) in no case shall Eligible Receivables include any Account Receivable representing or arising out of retainages, holdbacks, revenues recognized or costs incurred in excess of approved or allowed reimbursement rates, cost overruns, unauthorized work or work beyond the scope of a contract, progress billings, rebillings or contracts secured by surety bonds, (4) an Account Receivable arising out of the sale, licensing or other disposition of Intellectual Property subject to United States copyright, patent or trademark protection shall not be an Eligible Receivable unless such Intellectual Property, and an appropriately completed Intellectual Property Assignment with respect thereto, shall be duly registered and filed with the United States Registry of Copyrights and the United Sates Patent and Trademark Office, as applicable, and (5) an Account Receivable may not be included in more than three month-end Borrowing Base calculations.

            "Eligible Unbilled MCTI Receivables" means amounts carried on the books of MCTI, or any Subsidiary of MCTI that is a Subsidiary Guarantor, as unbilled accounts receivable, in accordance with GAAP, arising out of the recognition of revenue to be derived from the sale of finished goods or the provision of services by MCTI or such Subsidiary, provided that (a) with respect to finished goods, (i) such finished goods are Eligible Inventory,
(ii) such finished goods have been completed and are ready for delivery under a valid purchase order or contract, (iii) such goods have been identified, tagged and segregated from the Inventory of MCTI or such Subsidiary, (iv) the obligation of the Customer under the applicable contract or purchase order with respect to such goods satisfies all criteria for Eligible Receivables other than delivery of such goods and the rendering of an invoice, and (v) such unbilled account receivable may not be included in more than three month-end Borrowing Base calculations; and (b) with respect to services, (i) such services have been performed, (ii) such services have not been billed to a Customer solely as a result of timing differences between the date the revenue is recognized on the Borrower's or such Subsidiary's books and the date the invoice is actually rendered, (iii) the obligation of the Customer under the applicable contract with respect to such services satisfies all criteria for Eligible Receivables other than the rendering of an invoice, and (iv) such unbilled account receivable may not be included in more than three month-end Borrowing Base calculations.

            "Eligible Unbilled MOI Receivables" means amounts carried on the books of MOI, or any Subsidiary of MCTI that is a Subsidiary Guarantor, as unbilled accounts receivable, in accordance with GAAP, arising out of the recognition of revenue to be derived from the provision of services by MOI or such Subsidiary, provided that (a) such services have been performed, (b) such services have not been billed to a Customer solely as a result of timing differences between the date the revenue is recognized on the Borrower's or such Subsidiary's books and the date the invoice is actually rendered, (c) the obligation of the Customer under the applicable contract with respect to such services satisfies all criteria for Eligible Receivables other than the rendering of an invoice, and (d) such unbilled account receivable may not be included in more than one month-end Borrowing Base calculation.

            "Environmental Laws" means any applicable law, rule or regulation relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; National Environmental Policy Act, 42 U.S.C. 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

            "Epson" means Epson America, Inc.

            "Epson Contract" means that certain Support Services Agreement dated March 20, 1996 between the Borrower and Epson, as amended.

            "Equipment" with respect to any Loan Party shall have the meaning given to such term in the Security Agreement executed by such Loan Party.

            "Equity Issuance" means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "Events of Default" has the meaning specified in Section 10.1.

            "Federal Funds Rate" means, for any day, the simple interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day in the daily statistical release designated as the composite 3:30 P.M. Quotations for U.S. Government Securities, or any successor publication, under the caption Federal Funds Effective Rate, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

            "Floating LIBOR Loan" means means any Loan with respect to which the interest rate is calculated by reference to the Floating LIBOR Rate, as set forth in Section 2.6.

            "Floating LIBOR Rate" means the fluctuating rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the one-month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day as adjusted from time to time in the Agent's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If, for any reason, such rate is not available, the term "Floating LIBOR Rate" shall mean the fluctuating rate of interest equal to the one-month rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day as adjusted from time to time in the Agent's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

            "Foreign Customer" means any Customer that is a foreign government or an entity organized and existing under the laws of a country other than the United States.

            "Fully Date Capable" means the ability to process date data correctly (including, but not limited to, reading, producing, calculating, comparing, and sequencing date data) from, into, and between the twentieth and twenty-first centuries) without material degradation in performance and without unusual intervention, including correct and continuous processing during the transition between 1999 and 2000, and correct processing if leap years.

            "Funded Debt Ratio" means, at any time, the ratio of (a) Debt of the Borrower and its Subsidiaries outstanding on the last day of the most recently ended fiscal quarter of the Borrower, to (b) EBITDA of the Borrower and its Subsidiaries for the period of 12 months then ended.

            "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of Section 1.3 hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

            "General Intangibles" with respect to any Loan Party shall have the meaning given to such term in the Security Agreement executed by such Loan Party.

            "Government" means the United States of America or any agency or instrumentality thereof.

            "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable (including, without limitation, as a general partner or joint venturer by operation of law or pursuant to a partnership or joint venture agreement) under or with respect to, the Debt, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessor or lessee) assets, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

            "Hazardous Materials" means all or any of the following:
(a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TLCP" toxicity, or "EP toxicity";
(b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; or
(e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

            "Intellectual Property" with respect to any Loan Party shall mean the "Collateral", as such term is defined in the Intellectual Property Assignment executed by such Loan Party.

            "Intellectual Property Assignment" shall have the meaning assigned in Section 5.1.

            "Interest Expense" means, for any period, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (a) all interest in respect of Debt (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period plus
(b) the net amount payable (or minus the net amount receivable) under interest rate protection agreements during such period.

            "Interest Payment Date" means the first day of each calendar month.

            "Interest Period" means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or Converted from a Base Rate Loan or Floating LIBOR Loan or the last day of the next preceding Interest Period for a LIBOR Loan being Continued, and ending on the numerically corresponding day in the first, second, third or fourth calendar month thereafter, as the Borrower may designate pursuant to Section 4.6 hereof, except that each Interest Period for a LIBOR Loan that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period for a LIBOR Advance would otherwise end after the Advance Termination Date or for the LIBOR Acquisition Loan would otherwise end after the maturity date of the LIBOR Acquisition Loan, such Interest Period shall end on such Advance Termination Date or such maturity date, as applicable; (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (c) notwithstanding the preceding clause (a), no Interest Period for any LIBOR Loan shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such LIBOR Loan shall not be available hereunder for such period; and
(d) no Interest Period for any LIBOR Acquisition Loan may commence before and end after any Oasis Acquisition Loan Payment Date.

            "Inventory" with respect to any Loan Party shall have the meaning given to such term in the Security Agreement executed by such Loan Party.

            "Investment" means, for any Person (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, membership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of assets from another Person subject to an understanding or agreement, contingent or otherwise, to resell such assets to such Person); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, the Debt or any other liability of any other Person and (without duplications) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into any agreement of the types described in clauses (e) and (f) of the definition of Debt.

            "Investment Property" with respect to any Loan Party shall have the meaning given to such term in the Security Agreement executed by such Loan Party.

            "LC Agreement" means, collectively and individually, each standard form of Application and Agreement for Standby Letter of Credit to be executed and delivered by the Borrower to the Agent in connection with each Letter of Credit, as required by Section 2.2 of this Agreement, as any of the same may be amended, modified or supplemented from time to time.

            "Letter of Credit" means, individually and collectively, any letter of credit issued by the Agent for the account of the Borrower pursuant to Section 2.2 of this Agreement, as any of the same may be amended, modified or supplemented, renewed or extended from time to time.

            "Letter of Credit Obligations" means the Obligations of the Borrower, contingent or matured, to reimburse the Agent for amounts paid by it under a Letter of Credit.

             "LIBOR" means for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars (for a period of time corresponding to such Interest Period and commencing on the first day of such Interest Period) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars (for a period of time corresponding to such Interest Period and commencing on the first day of such Interest Period) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of such rates.

            "LIBOR Acquisition Loan" means the Oasis Acquisition Loan or portion thereof with respect to which the interest rate is calculated by reference to Adjusted LIBOR.

            "LIBOR Advance" means any Advance or portion thereof with respect to which the interest rate is calculated by reference to Adjusted LIBOR.

            "LIBOR Loans" means LIBOR Advances and the LIBOR Acquisition Loan.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, in, on or of such asset,
(b) the interest of any vendor or lessor under any conditional sale or other title retention agreement, any Capital Lease (or any financing lease having substantially the same economic effect as any of the foregoing), and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan Documents" means this Agreement, the Notes, each Security Agreement, each LC Agreement, each Letter of Credit, each Intellectual Property Assignment, each Mortgage, each Subsidiary Guaranty and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, as any of the same may be amended, modified or supplemented from time to time.

            "Loan Party" means the Borrower and each Subsidiary Guarantor.

            "Loans" means the Advances and the Oasis Acquisition Loan to be made to the Borrower pursuant to this Agreement, and "Loan" means any of the foregoing.

            "MCTI" means Microdyne Communication Technologies Incorporated, a Maryland corporation.

            "MOI" means Microdyne Outsourcing Incorporated, a Maryland corporation.

            "Majority Banks" shall mean (a) if there are not more than two Banks, all Banks, (b) if there are three Banks, two of the Banks, and (c) if there are more than three Banks, those Banks having more than 50% of the aggregate amount of the Advance Commitment or, if the Advance Commitment shall have terminated, Banks holding more than 50% of the sum of (1) the aggregate unpaid principal amount of the Advances plus (2) the aggregate amount of all Letter of Credit Obligations.

            "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document or (c) the material rights of or benefits available to the Lenders under any Loan Document.

            "Material Contract" means any contract or other arrangement (other than the Loan Documents), whether written or oral, to which the Borrower or any Subsidiary is a party (a) requiring payments of more than $5,000,000 per year by any party thereto, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

            "Maximum Amount" means $10,000,000.

            "Minimum Compliance Level" means $12,700,000, (a) reduced, effective as of August 11, 1998, by an amount (not to exceed $11,000,000) of the write-off as a result of the purchase accounting for the Permitted Acquisition of Oasis; and (b) adjusted upward, effective as of June 30, 1998, and as of the end of each fiscal quarter thereafter, by an amount equal to the sum of (i) 75% of the consolidated Net Income of the Borrower and its Subsidiaries for such fiscal quarter, with each of the foregoing increases being fully cumulative, and with no reduction being made on account of any negative consolidated Net Income of the Borrower and its Subsidiaries for any fiscal quarter, plus (ii) 100% of the aggregate amount of all cash and other consideration received by the Borrower or any Subsidiary in respect of any Equity Issuance during such fiscal quarter.

            "Moody's" means Moody's Investors Services, Inc.

            "Mortgage" means a deed of trust or mortgage, in form and substance acceptable to the Agent, creating a lien on any Real Estate owned by a Loan Party.

            "Net Income" means, for any Person for any period, the consolidated net income (or deficit) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation thereof any extraordinary, unusual or non-recurring gains or losses during such period in accordance with GAAP (which shall include non-recurring gains and discontinued losses of the Network Products Division of the Borrower).

            "Net Worth" means, at any date, all amounts that, in accordance with GAAP, would be included under stockholders' equity on the consolidated balance sheet of the Borrower and its Subsidiaries at such time.

            "Non-Financed Capital Expenditures" means, for any Person, Capital Expenditures that are not financed contemporaneously with the incurrence of such Capital Expenditure or within 60 days thereafter, with long-term Debt incurred by such Person other than any Advances, or pursuant to a sale and lease-back transaction approved by the Majority Banks.

            "Notes" means each Revolving Note and the Oasis Acquisition Note.

            "Oasis Acquisition" means the Acquisition by an Acquisition Company of Apcom, Inc., a Maryland corporation, Celerity Systems, Inc., a California corporation, Acceleration Systems, Inc., a Maryland corporation, and Digital Telcom, Inc., a Maryland corporation.

            "Oasis Acquisition Loan" means, individually and collectively, each loan to be made to the Borrower by the Banks pursuant to Section 2.4 of this Agreement.

            "Oasis Acquisition Loan Payment Date" means October 31, 1999 and the last day of each consecutive month thereafter.

            "Oasis Acquisition Loan Commitment" shall mean, individually and collectively, the commitment of each Bank to make the Oasis Acquisition Loan, expressed as an amount representing the maximum aggregate principal amount of such Bank's Oasis Acquisition Loan hereunder, as such amount may be
(a) reduced from time to time pursuant to Section 2.8, and (b) reduced or increased from time to time pursuant to assignments by or to such Bank in accordance with Section 12.19. The initial amount of each Bank's Oasis Acquisition Loan Commitment is set forth below the name of such Bank on the signature pages hereto under the caption "Oasis Acquisition Loan Commitment," or in the Assignment and Acceptance Agreement pursuant to which such Bank shall have assumed its Oasis Acquisition Loan Commitment, as applicable. The original aggregate principal amount of the Oasis Acquisition Loan Commitment is $16,500,000.

            "Oasis Acquisition Note" means each promissory note, in substantially the form of Exhibit B attached to this Agreement, evidencing the obligation of the Borrower to repay the Oasis Acquisition Loan, together with interest thereon, and all extensions, renewals, modifications and amendments thereof.

            "Obligations" shall have the meaning given to such term in the Security Agreement.

            "Participant" has the meaning assigned in Section 12.19(c).

            "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

            "Permitted Acquisition" means an Acquisition by an Acquisition Company pursuant to an Acquisition Agreement provided that (a) the Pro Forma Financials reflect that, after giving effect to such Acquisition, the Borrower and the Subsidiaries will be in compliance with all of the financial covenants set forth in Section 8.3 of this Agreement, (b) the Net Income (before any non-cash write-offs associated with purchase accounting) of the Target for the most recent 12-month period is not less than $1, (c) the Target is in substantially the same line of business as the Borrower or any of its Subsidiaries, (d) such Acquisition was not preceded by an unsolicited tender offer for the capital stock or other ownership interests of the Target that was not recommended or approved by the Target's board of directors or similar governing body, (e) no Default or Event of Default has occurred and is continuing or shall occur after giving effect to such Acquisition, (f) the Borrower has given the Agent at least 15 Business Days' prior written notice of the closing, and (g) such Acquisition is in compliance with Section 8.2(g).

            "Permitted Encumbrances" means: (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with
Section 8.1(); (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days; (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) easements, zoning restrictions, rights-of-way and similar encumbrances on Real Estate imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term "Permitted Encumbrances" shall not include any Lien securing Debt.

            "Permitted Investments" means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;
(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Bank or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

            "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

            "Pro Forma Financials" means, with respect to any Target or Acquisition Company, consolidated and consolidating balance sheets and income statements of the Borrower and Target or Acquisition Company, as applicable, as of the closing of the applicable Acquisition, setting forth projections for the two-year period following the Acquisition after giving effect to the closing of the related Acquisition Agreement and (with respect to the Oasis Acquisition) the Oasis Acquisition Loan, and setting forth in reasonable detail the assumptions underlying such projections, which assumptions are acceptable to the Agent in its sole discretion.

            "Quarterly Payment Dates" means the last day of each January, April, July and October in each year.

            "Rating Agency" means S&P, Moody's or any other nationally recognized securities rating agency selected by the Borrower and acceptable to the Agent.

            "Real Estate" means all real estate assets now owned or hereafter acquired by a Loan Party, other than occupancy leases.

            "Receivables" means the Accounts Receivable and General Intangibles, including, but not limited to, any right of a Loan Party to payment for software licensed, sold or installed, goods sold or leased or for services rendered, whether or not earned by performance.

            "Regulatory Change" shall mean, with respect to any Bank, any change after the date of this Agreement in federal, state or foreign law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

            "Related Acquisition Documents" means the documents described in any Acquisition Agreement and related in any manner to the acquisition of any Acquired Assets, including, but not limited to, the buy/sell agreement, historical financial statements of the Target and a detailed description of the Acquired Assets, and every other document, instrument or certificate executed in connection with such Acquisition Agreement.

            "Revolving Note" means a promissory note of the Borrower in substantially the form of Exhibit E hereto.

            "Security Agreement" has the meaning assigned in Section 5.1(c).

            "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill Companies, Inc.

            "Solvency Certificate" has the meaning assigned in Section 6.3(e).

            "Subsidiary" means, with respect to any Person (the "Parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, directly or indirectly by the Parent, or (b) that is, as of such date, otherwise Controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one of more Subsidiaries of the Parent. Unless the context otherwise requires, the term "Subsidiary" shall mean a Subsidiary of the Borrower.

            "Subsidiary Guarantor" means MOI, MCTI, the Targets of the Oasis Acquisition which become Subsidiaries of the Borrower, and each Acquisition Company, Target or other Subsidiary of any of the foregoing that becomes a Loan Party pursuant to Section 9.1.

            "Subsidiary Guaranty" has the meaning assigned in Section 5.3.

            "Target" means any Person, a majority of the stock (or comparable ownership interests) of which, a division or similar business unit of which, or all or substantially all of the assets and business of any of the foregoing of which, are to be Acquired by an Acquisition Company, pursuant to the terms of an Acquisition Agreement.

            "Type," when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to Adjusted LIBOR, Floating LIBOR Rate, or the Base Rate.

            "UCC" means the Uniform Commercial Code as adopted in the Commonwealth of Virginia, and all amendments thereto.

     SECTION 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

     SECTION 1.3. Accounting Terms.

            (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder (which, prior to the delivery of the first financial statements under Section 8.1() hereof, shall mean the financial statements as of June 30, 1998). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to
Section 8.1() hereof (or, prior to the delivery of the first financial statements under Section 8.1() hereof, used in the preparation of the financial statements as at June 30, 1998) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Agent shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.1(b) hereof, shall mean the financial statements as at June 30, 1998).

            (b) The Borrower shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under
Section 8.1() hereof (1) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (2) reasonable estimates of the difference between such statements arising as a consequence thereof.

            (c) To enable the ready and consistent determination of compliance with the covenants set forth in Article 8 hereof, unless the Borrower shall have given the Agent 90 days' prior written notice, the Borrower will not change the last day of its fiscal year from September 30 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from December 31, March 31, and June 30 of each year, respectively.

     SECTION 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be deemed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the word "or" shall not be exclusive, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and
(f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.


                                     ARTICLE 2
             AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

     SECTION 2.1. The Advances.

            (a) Each Bank severally agrees, subject to the terms and conditions of this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Advance Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of such Bank's Advance Commitment. Within the limits of the aggregate principal amount of the Advance Commitment, the Borrower may borrow, prepay pursuant to Section 2.7 and reborrow the Advances; provided, however, that no Advance will be disbursed by any Bank if, after such disbursement, (1) a prepayment would be required under Section 2.7(d) or (2) the aggregate amount of outstanding Advances and Letters of Credit would exceed the Maximum Amount.

            (b) The proceeds of the Advances shall be used (1) to refinance existing loans made by Crestar Bank to the Borrower, (2) for short-term working capital purposes, (3) for Capital Expenditures, (4) to pay such Debt of the Targets of the Oasis Acquisition as shall be requested to be paid in writing prior to such Advance and approved by the Agent, or (5) for other ordinary and customary corporate purposes, and no other purpose.

            (c) The Borrower shall submit to the Agent a written request for Advances in accordance with Section 4.6 hereof. The Agent may also accept telephonic or oral requests for Advances which are otherwise in accordance with Section 4.6 hereof, and in so doing, may act upon such request from anyone believed by the Agent to have the authority to make such request. Each Bank shall, before 1:00 p.m. (Bethesda, Md., time) on the date of the borrowing of such Advances as specified in the Borrower's written request therefor, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 12.2, in same day funds, such Bank's ratable portion of such Advances. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 6, the Agent shall deposit such funds to such account as the Borrower may direct.

            (d) The obligation of the Borrower to repay the Advances made by each Bank, together with interest thereon, shall be evidenced by a Revolving Note issued to such Bank in a principal amount equal to such Bank's Advance Commitment. The unpaid principal balance of each Revolving Note shall be payable to the applicable Bank on the Advance Termination Date.

     SECTION 2.2. Letters of Credit.

            (a) Subject to the terms and conditions of this Agreement, the Agent, in reliance on the agreements of the Banks set forth in Section 2.2() below, may from time to time at the request of the Borrower issue Letters of Credit for the account of the Borrower from time to time until the Advance Termination Date; provided, however, that no Letter of Credit shall be issued if, after such issuance, (1) a prepayment would be required under
Section 2.7(d), or (2) the aggregate amount of outstanding Advances and Letters of Credit would exceed the Maximum Amount. The form of each such Letter of Credit shall be approved by the Agent. The Advance Commitment of each Bank shall be reduced by each Bank's Commitment Percentage of the Letters of Credit. In no event shall (i) the aggregate amount of outstanding Letters of Credit exceed $3,000,000 at any time; or (ii) the expiration of any Letter of Credit extend beyond the earlier of the Advance Termination Date and the date that is 12 months following the issuance of such Letter of Credit.

            (b) Prior to the issuance of any Letter of Credit, the Agent must receive an appropriately completed LC Agreement, executed by the Borrower, not less than five Business Days prior to the date on which the Letter of Credit is to be issued, and a written notice describing in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations to be supported thereby. In the event of a conflict between the terms of any LC Agreement and the terms of this Agreement, this Agreement shall control. The Borrower agrees to reimburse the Agent on demand for any drawing paid by the Agent under a Letter of Credit, together with interest thereon from the date of such demand at the rate applicable to Base Rate Advances.

            (c)   (1)   As consideration for the issuance of any Letters of
Credit, the Borrower agrees to pay to the Agent, for the ratable benefit of the Banks, a letter of credit fee equal to the Applicable LIBOR Margin per annum on the daily aggregate face amount of all Letters of Credit outstanding and undrawn. The fee provided for in this Section 2.2()(1) shall be payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date on which any Letter of Credit shall be outstanding, and on the Advance Termination Date.

                  (2) As additional consideration for the issuance of any Letters of Credit, in addition to the fee payable under Section 2.2()(1) hereof, the Borrower agrees to pay to the Agent, for its own account, an opening fee of $200 per Letter of Credit and a fronting fee, in addition to the processing, administrative, and similar fees of the Agent in connection with the Letters of Credit, equal to 0.10% per annum on the daily aggregate face amount of all Letters of Credit outstanding and undrawn; provided, however, that the minimum fronting fee shall be $500 per Letter of Credit issued and outstanding. The opening fee shall be paid on the date of issuance of each Letter of Credit and the fronting fee provided for in this
Section 2.2()(2) shall be payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date on which any Letter of Credit shall be outstanding, and on the Advance Termination Date.

            (d) The Agent shall irrevocably grant to each Bank, and, to induce the Agent to issue Letters of Credit hereunder, each Bank irrevocably agrees to accept and purchase from the Agent, on the terms and conditions hereinafter stated, for such Bank's own account and risk, an undivided participation interest equal to such Bank's Advance Commitment Percentage in the Agent's obligations and rights under each Letter of Credit issued hereunder and any amounts paid by the Agent thereunder. Each Bank unconditionally and irrevocably agrees with the Agent that, if any amounts are paid under any such Letter of Credit for which the Agent is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Bank shall pay to the Agent, upon demand, at the Agent's address for notices specified in Section 12.2 below, such Bank's Advance Commitment Percentage of such amounts paid by the Agent that are not so reimbursed. Each Bank acknowledges and agrees that its obligation to make such payment to the Agent is absolute and unconditional and shall not be affected by any circumstance whatsoever, regardless of whether the conditions precedent in Article 6 are then satisfied, the Advance Commitments are then in effect, a Default or an Event of Default then exists or all of the Loans have been accelerated.

            (e) If any amount required to be paid by any Bank to the Agent pursuant to Section 2.2() in respect of any unreimbursed portion of any payment made by the Agent under any Letter of Credit is not paid to the Agent within three Business Days after the date such payment is due, such Bank shall pay to the Agent, on demand, an amount equal to the product of (1) such amount, times (2) the daily average Federal Funds Rate, as quoted by the Agent, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Agent, times (3) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Bank pursuant to Section 2.2() is not in fact made available to the Agent by such Bank within three Business Days after the date such payment is due, the Agent shall be entitled to recover from such Bank, on demand, such amount with interest thereon calculated from such due date at the rate per annum then applicable to Base Rate Advances hereunder. Further, such Bank shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Agent to fund its participation in the Letter of Credit Obligations that such Bank failed to purchase under this Section until such amount has been purchased (as a result of assignment or otherwise). A certificate of the Agent submitted to any Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

            (f) Whenever, at any time after the Agent has made payment under any Letter of Credit and has received from any Bank its pro rata share of such payment in accordance with Section 2.2(), the Agent receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Agent), or any payment of interest on account thereof, the Agent will pay to such Bank its pro rata share thereof; provided, however, that in the event that any such payment received by the Agent shall be required to be returned by the Agent, such Bank shall return to the Agent, for the account of the Agent, the portion thereof previously distributed by the Agent to it.

            (g) The Borrower's obligations under this Section 2.2 shall be absolute and unconditional under any and all circumstances, irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the Agent or any beneficiary of a Letter of Credit;
provided, however, that nothing in this Section 2.2(g) shall constitute a waiver of any claim that the Borrower may have against the Agent in connection with a Letter of Credit under applicable law, including a claim for wrongful payment. The Borrower also agrees with the Agent that the Agent shall not be responsible for, and the Borrower's Letter of Credit Obligations shall not be affected by, among other things, the validity or genuineness of any documents or of any endorsements thereon, even though such documents shall prove in fact to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, except for errors or omissions caused by the Agent's gross negligence or willful misconduct. The Agent shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Agent's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Agent under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500, and, to the extent not inconsistent therewith, the UCC, shall be binding on the Borrower and shall not result in any liability of the Agent to the Borrower.

            (h) The issuance by the Agent of any modification, renewal or supplement to any Letter of Credit hereunder shall be subject to the same conditions under this Section 2.2 to the issuance of new Letters of Credit, and no such modification, renewal or supplement shall be issued hereunder unless either (1) the respective Letter of Credit would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (2) each Bank shall have consented thereto.

     SECTION 2.3. [INTENTIONALLY DELETED]

     SECTION 2.4. Oasis Acquisition Loan.

            (a) Each Bank severally agrees, subject to the terms and conditions of this Agreement, to make an Acquisition Loan to the Borrower on the Closing Date in an aggregate principal amount not to exceed the amount of such Bank's Oasis Acquisition Loan Commitment.

            (b)   The proceeds of the Oasis Acquisition Loan shall be used to
(1) finance the Oasis Acquisition by an Acquisition Company pursuant to the terms of an Acquisition Agreement, which terms shall be satisfactory to the Agent, and (2) to pay closing fees (which may include those expenses that are reasonably likely to be incurred within 90 days after the closing of such Acquisition Loan and are paid within six months of such closing) and no other purpose.

            (c) The Borrower shall submit to the Agent a written request for the Oasis Acquisition Loan in accordance with Section 4.6 hereof. Each Bank shall, before 1:00 p.m. (Bethesda, Md., time) on the date of the borrowing of such Loan as specified in the Borrower's written request therefor, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 12.2 in same day funds, such Bank's ratable portion of such Loan. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 6, the Agent shall deposit such funds to such account as the Borrower may direct.

            (d)   [INTENTIONALLY DELETED]

            (e) The obligations of the Borrower to repay the Oasis Acquisition Loan, together with interest thereon, shall be evidenced by an Oasis Acquisition Note issued to each Bank in a principal amount equal to the Oasis Acquisition Loan made by such Bank. The principal amount of the Oasis Acquisition Note shall be payable in 60 equal consecutive monthly installments of principal, payable on each Oasis Acquisition Loan Payment Date, beginning on the first Oasis Acquisition Loan Payment Date. The amount of each principal installment shall be equal to the original principal balance of the Oasis Acquisition Loan divided by 60. If not sooner paid, the entire unpaid principal balance of the Oasis Acquisition Note and all accrued and unpaid interest thereon shall be due and payable in full on the date on which the last scheduled principal installment under the Oasis Acquisition
Note is due.

            (f) The disbursement of the Oasis Acquisition Loan shall occur simultaneously with the closing of the transaction contemplated by the applicable Acquisition Agreement. The Acquisition Company shall be the owner of all of the Acquired Assets free and clear of all Liens, except Liens permitted by this Agreement. The Acquisition Company shall have performed all of its obligations to the sellers of the Targets of the Oasis Acquisition under such Acquisition Agreement required to be performed on or before the closing thereof, which shall be on the Closing Date. Each of the Acquisition Company and any Target which, upon consummation of the Oasis Acquisition, becomes a Subsidiary of the Borrower, shall become a Loan Party pursuant to the provisions of Section 9.1.

     SECTION 2.5. Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, on each Interest Payment Date, and on the Advance Termination Date and the maturity date of the Oasis Acquisition Loan, as applicable, at the following rates per annum:

            (a) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the Base Rate plus the Applicable Base Rate Margin in effect from time to time.

            (b) Other Loans. During such periods as such Loan is a LIBOR Loan or a Floating LIBOR Loan, at a rate per annum equal to, as applicable, the Floating LIBOR Rate or the Adjusted LIBOR for the applicable Interest Period, plus the Applicable LIBOR Margin in effect from time to time.

     SECTION 2.6. Designation, Conversion or Continuation of LIBOR
Loans. The Borrower shall have the right (a) to designate any portion of an Advance or the Oasis Acquisition Loan to be a LIBOR Loan, (b) to Continue any LIBOR Loan or portion thereof into a subsequent Interest Period, and (c) to Convert any Base Rate Loan or Floating LIBOR Loan into a LIBOR Loan, subject in each case to the selection of Interest Periods in accordance with the definition thereof, and the provisions set forth below. Each such designation, Conversion or Continuation shall be made upon prior irrevocable written or telephonic notice to the Agent. Each designation, Continuation and Conversion shall be subject to the following:

                  (1) in the case of a designation, Continuation or Conversion of less than all Advances and the Oasis Acquisition Loan, the aggregate principal amount of Loans designated, Continued or Converted shall not be less than $500,000 or an integral multiple of $100,000 above $500,000;

                  (2) if a Loan is being Continued as a LIBOR Loan, the first Interest Period with respect thereto shall commence on the date of such Continuation;

                  (3) if a Loan or a portion thereof is being designated as or Converted to a LIBOR Loan, the first Interest Period with respect thereto shall commence on the second Business Day following the Agent's receipt of the notice required above;

                  (4) a LIBOR Loan may be Converted to a Base Rate Loan or Floating LIBOR Loan only on the last day of an Interest Period;

                  (5) each request for a LIBOR Loan or a Continuation thereof which shall fail to state an applicable Interest Period, shall be deemed to be a request for an Interest Period of a one month duration; and

                  (6) subject to Section 4.6, a Base Rate Loan may be Converted to a Floating LIBOR Loan, and vice versa, at any time.

In the event that the Borrower shall not give the required notice to designate a Loan as a LIBOR Loan, continue a Loan as a LIBOR Loan into a subsequent Interest Period, or Convert any Loan into a LIBOR Loan, such Loan (unless repaid) shall be made as a Floating LIBOR Loan or shall automatically be or become a Floating LIBOR Loan at the expiration of the then-current Interest Period, as applicable.

     SECTION 2.7. Prepayments.

            (a) Subject to Section 4.5, the Borrower shall have the right at any time and from time to time to prepay any Base Rate Loan or Floating LIBOR Loan, in whole or in part, without premium or penalty.

            (b) Subject to Section 4.5, the Borrower shall have the right to prepay any LIBOR Loan, in whole or in part, on the last day of the then-current Interest Period in effect for such LIBOR Loan. The Borrower shall not prepay any LIBOR Loan except at the end of the Interest Period in effect for such Loan.

            (c) Partial prepayments of the Oasis Acquisition Loan shall be applied to installments due thereunder in the inverse order of their maturities. Prepayments of the Oasis Acquisition Loan may not be reborrowed

            (d) The Borrower immediately shall, first prepay the Advances and, second, provide cover for the Letters of Credit as specified below, to the extent that the Borrowing Base is less than 100% of Borrowing Base Credit Extensions. In the event the Borrower shall be required to provide cover for the Letters of Credit, the Borrower shall effect the same by paying to the Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Agent in a cash collateral account (as collateral security in the first instance for the Letter of Credit Obligations) until such time as the Letters of Credit shall have been terminated and all of such Letter of Credit Obligations are paid in full.

     SECTION 2.8. Reduction of Commitments.

            (a) The Oasis Acquisition Loan Commitment shall be automatically reduced on the date of the disbursement of the Oasis Acquisition Loan to Zero Dollars ($0.00).

            (b) The Borrower shall have the right at any time and from time to time (1) so long as no Loans, Letters of Credit or Obligations are outstanding, to terminate the Advance Commitments, and (2) to reduce the aggregate unused amount of the Advance Commitments (for which purpose use of the Advance Commitment shall be deemed to include the aggregate amount of outstanding Letters of Credit); provided that (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.5 hereof, and (ii) each partial reduction shall be in an aggregate amount equal to at least $1,000,000 (or a larger integral multiple of $500,000).

            (c) Any Advance Commitment once terminated or reduced may not be reinstated.


                                   ARTICLE 3
                             YIELD PROTECTION, ETC.

     SECTION 3.1. Suspension of LIBOR Loans.

            (a) If the Agent is unable to determine LIBOR for any LIBOR Loan for any reason, (1) the Agent shall forthwith notify the Borrower and the Banks of such determination, (2) any request for LIBOR Loans shall be withdrawn or changed to a request for Base Rate Loans, at the discretion of the Borrower, (3) each LIBOR Loan will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Loan, and
(4) the obligation of the Banks to make, or Continue Loans as, or to Convert Loans into, LIBOR Loans shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

            (b) If, with respect to any LIBOR Loan, any Bank notifies the Agent that LIBOR for any Interest Period will not adequately reflect the cost to such Bank of making, funding or maintaining its respective LIBOR Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Banks, whereupon (1) each LIBOR Loan will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Loan, (2) any request for LIBOR Loans shall be withdrawn or changed to a request for Base Rate Loans, at the discretion of the Borrower, and (3) the obligation of the Banks to make, or Continue Loans as, or to Convert Loans into, LIBOR Loans shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

     SECTION 3.2. Additional Costs.

            (a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate such Bank for any costs that such Bank determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:

                  (1) shall subject any Bank (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any such Loans (excluding changes in the rate of tax on the overall net income of such Bank or of such Applicable Lending Office by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

                  (2) imposes or modifies any reserve, special deposit or similar requirements (other than the reserve requirement utilized in the determination of the Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including, without limitation, any of such Loans or any deposits referred to in the definition of "LIBOR" in Section 1.1 hereof), or any commitment of such Bank (including, without limitation, the Advance Commitments of such Bank hereunder); or

                  (3) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Advance Commitments.

            (b) Without limiting the effect of the provisions of paragraph (a) of this Section 3.2, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes LIBOR Loans, or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 3.1 hereof shall be applicable).

            (c) Without limiting the effect of the foregoing provisions of this Section 3.2 (but without duplication), the Borrower shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs that it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (1) following any Regulatory Change or (2) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Advance Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate or return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this
Section 3.2 and Section 3.4 hereof, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

            (d) Each Bank shall notify the Borrower of any event occurring after the date of this Agreement entitling such Bank to compensation under paragraph (a) or (c) of this Section 3.2 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided that (1) if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 3.2 in respect of any costs resulting from such event, only be entitled to payment under this Section 3.2 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice and (2) each Bank will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Borrower a certificate for compensation under paragraph (a) or (c) of this Section 3.2. Determinations and allocations by any Bank for purposes of this Section 3.2 of the effect of any Regulatory Change pursuant to paragraph
(a) or (b) of this Section 3.2, or of the effect of capital maintained pursuant to paragraph (c) of this Section 3.2, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 3.2, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     SECTION 3.3. Compensation. The Borrower shall pay to the Agent for account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank determines is attributable to:

            (a) any payment, mandatory or optional prepayment or Conversion of a LIBOR Loan made by such Bank for any reason (including, without limitation, a mandatory prepayment of the Loans pursuant to Section 2.7(d) or
3.6 hereof or the acceleration of the loans pursuant to Section 10.1 hereof) on a date other than the last day of the Interest Period for such Loan; or

            (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Article 6 hereof to be satisfied) to borrow a LIBOR Loan from such Bank on the date for such borrowing specified in the relevant request for borrowing given pursuant to Section 4.6 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

     SECTION 3.4. Additional Costs in Respect of Letters of Credit.

            (a)   Without limiting the obligations of the Borrower under
Section 3.2 hereof (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Bank or Banks of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Bank hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Bank's or Banks' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Bank or Banks (through the Agent), the Borrower shall pay immediately to the Agent for account of such Bank or Banks, from time to time as specified by such Bank or Banks (through the Agent), such additional amounts as shall be sufficient to compensate such Bank or Banks (through the Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Bank or Banks, submitted by such Bank or Banks to the Borrower shall be conclusive in the absence of manifest error as to the amount thereof.

            (b) Each Bank shall notify the Borrower of any event occurring after the date of this Agreement entitling such Bank to compensation under paragraph (a) of this Section 3.4 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided that (1) if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 3.4 in respect of any costs resulting from such event, only be entitled to payment under this Section 3.4 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice and (2) each Bank will designate a different Applicable Lending Office for the Letters of Credit participations of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Borrower a certificate for compensation under paragraph (a) of this Section 3.4. Determinations and allocations by any Bank for purposes of this Section 3.4 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 3.4, or of the effect of capital maintained pursuant to paragraph (c) of Section 3.4, on its costs or rate of return of issuing or participating in, or maintaining Letters of Credit or its obligation to issue or participate in Letters of Credit, or on amounts receivable by it in respect of Letters of Credit, and of the amounts required to compensate such Bank under this Section 3.4, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     SECTION 3.5. U.S. Taxes. The Borrower agrees to pay to each Bank that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to any Bank that is a non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

            (a) to any payment to a Bank hereunder unless such Bank is, on the date hereof (or on the date it becomes a Bank as provided in Section
12.19 hereof) and on the date of any change in the Applicable Lending Office of such Bank, either entitled to submit a Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form 4224 (relating to all interest to be received by such Bank hereunder in respect of the Loans), or

            (b) to any U.S. Tax imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.

For the purposes of this Section 3.5, "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and "U.S. Taxes" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein. Within 30 days after paying any amount to the Agent or any Bank from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be). A certificate as to the amount of such increased cost or additional tax, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 3.6. Illegality. Notwithstanding any other provision of this Agreement, if any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Bank to perform its obligations hereunder to make LIBOR Loans or to fund or maintain LIBOR Loans hereunder, (1) the obligation of the Banks to make, to Continue Loans as or to Convert Loans or portions thereof into LIBOR Loans, shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and (2) the Borrower shall forthwith prepay in full all

LIBOR Loans of all Banks then outstanding, together with interest accrued thereon and any amount payable pursuant to Section 3.3.


                                     ARTICLE 4
                  PAYMENTS, COMPUTATIONS AND CERTAIN NOTICES

     SECTION 4.1. Payments.

            (a) The Borrower shall make each payment hereunder and under the Notes and the LC Agreements without setoff, deduction or counterclaim of any kind not later than 11:00 a.m. (Bethesda, Md. time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 12.2 in same day funds. Except to the extent otherwise provided herein, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on the Advances, the Acquisition Loans or fees ratably to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

            (b) If any payment of principal, interest or fees is not made within ten days of its due date, the Borrower agrees to pay to the Agent, for the ratable benefit of the Banks, a late charge equal to 5% of the amount of the payment, provided that the foregoing shall not constitute a waiver of the right of the Agent or the Majority Banks to declare an Event of Default under
Section 10.1(a). Upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall accrue on the Loans and the Letter of Credit Obligations representing amounts paid by the Agent under a Letter of Credit for which it has not been reimbursed, and the fee on the undrawn Letters of Credit shall accrue, at a per annum rate of 2% above the rate otherwise in effect.

            (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of LIBOR Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     SECTION 4.2. Commitment Fees. In consideration of the Loans to be made by the Banks, the Borrower agrees to pay to the Agent for the ratable benefit of each Bank a commitment fee equal to the Applicable Unused Fee Percentage per annum on the daily aggregate unused amount of the Advance Commitment (for which purpose the use of the Advance Commitment shall include the outstanding amount of Advances and Letters of Credit). The fees provided for in this Section 4.2 shall be calculated and shall be payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date and on the Advance Termination Date.

     SECTION 4.3. Agent's Fee.  [INTENTIONALLY DELETED]

     SECTION 4.4. Computations. All computations of interest, fees and other charges hereunder and under any Loan Document shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other amounts are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 4.5. Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.7(d) hereof and Conversions or prepayments made pursuant to Sections 3.1, 3.2 and 3.6 hereof, each borrowing, Conversion and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $500,000 or a larger multiple of $100,000 (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period), provided that the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $500,000 or a larger multiple of $100,000 and, if any LIBOR Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Floating LIBOR Loans during such period.

     SECTION 4.6. Certain Notices. In addition to written request for the Oasis Acquisition Loan required by Section 2.4, notices by the Borrower to the Agent of terminations or reductions of the Advance Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans and of Types of Loans and of the duration of Interest Periods shall be in writing, shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. Bethesda, Md., time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

               Notice                   Number of Business Days Prior
               ------                   -----------------------------
Termination or reduction of Advance                   3
Commitments
Borrowing or prepayment of, or
Conversions into, Base Rate Loans or                  1
Floating LIBOR Loans
Borrowing or prepayment of, Conversions
into, Continuations as, or duration of                3
Interest Period for, LIBOR Loans

Each such notice of termination or reduction shall specify the amount by which the Advance Commitment is to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Loans to be borrowed, Converted,

Continued or prepaid and the amount (subject to Section 4.5 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Agent shall promptly notify the Banks of the contents of each such notice. In the event that the Borrower fails to select the Type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 4.6, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into a Floating LIBOR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating LIBOR
Loan) will remain as, or (if not then outstanding) will be made as, a Floating LIBOR Loan.

     SECTION 4.7. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which the Payor is to make payment to the Agent of (in case of a Bank) the proceeds of a Loan to be made by such Bank hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made payment, the recipient shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Agent within five Business Days of the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment from and after such fifth Business Day as follows:

            (a) if the Required Payment shall represent a payment to be made by the Borrower to the Banks, the Borrower and the recipient(s) shall each be obligated to pay interest in respect of the Required Payment at a rate per annum equal to the Base Rate in effect from time to time plus 2% (and, in case the recipient(s) shall return the Required Payment to the Agent, without limiting the obligation of the Borrower under Section 4.1(b) hereof to pay interest to such recipient(s) at the default rate in respect of the Required Payment); and

            (b) if the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Borrower, the Payor and the Borrower shall each be obligated to pay interest in respect of the Required Payment at a rate per annum equal to the Base Rate in effect from time to time plus 2% (and, in case the Borrower shall return the Required Payment to the Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment).

     SECTION 4.8. Sharing of Payments, etc. Except to the extent otherwise expressly provided herein, (a) Advances and the Oasis Acquisition Loan shall be made by the Banks pro rata in accordance with their respective Commitment Percentages, (b) each reduction in the Advance Commitment shall be made pro rata in accordance with the respective amounts thereof, (c) each payment or prepayment of the principal of or interest on the Advances and the Oasis Acquisition Loan or of fees shall be made for the account of the Banks pro rata in accordance with the respective amounts thereof then due and payable and held by them, provided that if immediately prior to giving effect to any such payment the outstanding principal amount of Advances and the Oasis Acquisition Loan shall not be held by the Banks pro rata in accordance with their respective Commitment Percentage, then such payment shall be applied to such Loans in such manner as shall result, as nearly as practicable, in the outstanding principal amount of such Loans being held pro rata in accordance with their respective Commitment Percentage, (d) the making, Conversion and Continuation of Advances and the Oasis Acquisition Loan of a particular Type (other than Conversions provided for in Sections 3.1, 3.2 and 3.6) shall be made pro rata among the Banks in accordance with their respective Commitment Percentage and the then current Interest Period for each Bank's portion of each Loan of such Type shall be conterminous; and (e) the Bank's participations in, and payment obligations in respect of, Letters of Credit shall be pro rata in accordance with their respective Commitment Percentage. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it or on account of its share of the Oasis Acquisition Loan (other than pursuant to Sections 3.2, 3.3, 3.4 and 3.5) in excess of its ratable share of payments on account of the Advances or the Oasis Acquisition Loan obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances made by them or in the Oasis Acquisition Loan as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 4.8 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     SECTION 4.9. Several Obligations. No Bank shall be responsible for the failure of any other Bank to make a Loan or to perform any other obligation to be made or performed by such other Bank hereunder, and the failure of any Bank to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Bank to make any Loan or to perform any other obligation to be made or performed by such other Bank.

     SECTION 4.10. Evidence of Obligations. The Agent shall maintain accounts, in which it shall record (a) the date, amount, Type, interest rate and duration of Interest Period ( if applicable) of each Loan and Letter of Credit Obligation, (b) the amount of any principal, interest and fee due and payable or to become due and payable hereunder, and (c) the amount of any sum received by the Agent hereunder. The entries maintained in such accounts shall be prima facie evidence of the existence of the amounts recorded therein, provided that the failure of the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay all amounts owed by it in accordance with the terms of this Agreement and the other Loan Documents.

     SECTION 4.11. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.1, all payments received by the Banks upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's fees then due and payable, then to all other fees and commissions then due and payable, then to accrued and unpaid interest on the Revolving Notes, the Oasis Acquisition Note and the Letter of Credit Obligations (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Notes, the Oasis Acquisition Note and the Letter of Credit Obligations, and then to the cash collateral account described in Section 10.l to the extent of any Letters of Credit then outstanding, in that order.


                                   ARTICLE 5
                                   SECURITY
                                   --------

     SECTION 5.1. Collateral. The Obligations shall be secured by a first Lien on all of the Collateral of each Loan Party, granted to the Agent for the ratable benefit of the Banks. Each such Lien will be created by and subject to the provisions of (a) a Security Agreement, in substantially the form of Exhibit F attached hereto (each, a "Security Agreement"), (b) an Intellectual Property Assignment, in substantially the form of Exhibit G attached hereto (each, an "Intellectual Property Assignment"),and (c) with respect to any Real Estate, a Mortgage.

     SECTION 5.2. Assignments. Each Loan Party shall execute all agreements, instruments and documents and shall perform all acts that the Agent may require with respect to Receivables owing by the Government to ensure compliance with the Assignment of Claims Act.

     SECTION 5.3. Subsidiary Guaranty. The Obligations shall be guaranteed by each Subsidiary that is formed or Acquired on or subsequent to the date of this Agreement in accordance with the provisions of a Guaranty Agreement in substantially the form of Exhibit H attached hereto (each, a "Subsidiary Guaranty").

                                    ARTICLE 6
                              CONDITIONS OF LENDING
                              ---------------------

     SECTION 6.1. Condition Precedent to Initial Disbursement. The obligation of any Bank to make an initial Advance or the Oasis Acquisition Loan, as applicable, or of the Agent to issue a Letter of Credit, is subject to the condition precedent that the Agent shall have received on or before the day of the initial Loan or the issuance of the initial Letter of Credit the following, each in form and substance satisfactory to the Agent:

            (a)   This Agreement, executed by all of the parties hereto.

            (b)   The Revolving Notes payable to the order of the Banks.

            (c) A Security Agreement and an Intellectual Property Assignment, duly executed by the Loan Parties, together with:

                  (1) Sufficient signed original financing statements to be filed under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the security interests in the Collateral,

                  (2) Evidence that all filings have been made in the U.S. Copyright Office and the U.S. Patent and Trademark Office necessary to perfect the assignments created by the Intellectual Property Assignment,

                  (3) Completed lien search requests from all jurisdictions referred to in Section 6.1((c))((1)) above and for all Intellectual Property filings in the U.S. Copyright Office and the U.S. Patent and Trademark Office,

                  (4) UCC-3 termination statements for all financing statement filings, and releases of assignments under the Assignment of Claims Act, that cover any portion of the Collateral except as otherwise permitted hereby,

                  (5) Such landlord and mortgagee waivers as the Agent shall request with respect to any landlord or mortgagee that may claim an interest in any of the Collateral,

                  (6) Evidence of the insurance required by the terms of the Security Agreement, and

                  (7) Evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the priority of the security interests in the Collateral of the Loan Parties created by the Security Agreements and the Intellectual Property Assignments have been taken.

            (d) All of the documents and instruments required by Section 8.1(m) with respect to Real Estate owned by the Loan Parties on the Closing Date.

            (e) Certified copies of the resolutions of the Board of Directors of each of the Loan Parties approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each such Loan Document.

            (f) A certificate of the Secretary or an Assistant Secretary of each of the Loan Parties certifying the names and true signatures of the officers thereof authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

            (g) Certified copies of the articles of incorporation and bylaws of each of the Loan Parties, together with a good standing or qualification certificate, dated not more than 30 days prior to the date hereof, from the appropriate state official of any state in which the Borrower is incorporated or qualified to do business.

            (h) A Borrowing Base Certificate, an Aging and an Inventory schedule, all of which shall be as of June 30, 1998, and shall be in form and substance satisfactory to the Agent.

            (i)   A Compliance Certificate for the period ended on June 30,
1998.

            (j) A favorable opinion of McGuire, Woods, Battle & Boothe, counsel for the Loan Parties, in form and substance acceptable to the Agent.

            (k) The .75% non-refundable loan origination fees set forth in the commitment letter between the Borrower and the Agent dated July 23, 1998.

            (l) Payment of all fees, costs and expenses related to the Loans and the Loan Documents, including, but not limited to, the reasonable fees and expenses of counsel to the Agent.

            (m)   [Intentionally Deleted].

            (n) A satisfactory reference from Epson related to the Borrower's performance under the Epson Contract as of the Closing Date.

            (o) A satisfactory review by the Agent's counsel of all transaction documents related to the Oasis Acquisition.

     SECTION 6.2. Conditions Precedent to Each Borrowing. The obligation of each Bank to make a Loan, and the obligation of the Agent to issue any Letter of Credit, shall be subject to the further conditions precedent that on the date of such Loan or the issuance of any Letter of
Credit:

            (a)   The following statements shall be true:

                  (1) The representations and warranties contained in each Loan Document are correct on and as of the date of disbursement of such Loan or issuance of such Letter of Credit, before and after giving effect to such Loan and the application of the proceeds therefrom and to the issuance of such Letter of Credit, as though made on and as of such date (or if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and

                  (2) No Default or Event of Default has occurred and is continuing, or would result from such Loan or from the application of the proceeds therefrom or from the issuance of such Letter of Credit;

            (b) With respect to each Letter of Credit, the Borrower shall have complied with the provisions of Section 2.2;

            (c) If required by the Agent for any Advance or Letter of Credit, the Borrower shall have delivered to the Agent, a current (as of a date no more than 15 days prior to the date of said Loan) Borrowing Base Certificate, duly executed by the chief financial officer of the Borrower and appropriately completed, and a current (as of a date no more than 30 days prior to the date of said Loan) Aging and valuation of Inventory;

            (d) For the Oasis Acquisition Loan, the Agent shall receive the Oasis Acquisition Note, appropriately completed, and payable to each Bank; and

            (e) The Agent shall have received such other approvals, opinions or documents as the Agent or any Bank through the Agent may reasonably request, and all legal matters incident to the Loans and the Letter of Credit shall be satisfactory to counsel for the Agent.

            Each borrowing by the Borrower and each request for a Loan or the issuance of a Letter of Credit by the Borrower hereunder shall constitute a representation by the Borrower to the effect set forth in this Section 6.2(a) (both as of the date of such request and as of the date of such borrowing or issuance).

     SECTION 6.3. Additional Conditions Precedent to the Oasis
Acquisition Loan.  In addition to the conditions precedent stated in
Section 6.2, the disbursement of the Oasis Acquisition Loan shall be subject to the following conditions precedent:

            (a) True and complete copies of the applicable Acquisition Agreement, any Related Acquisition Documents, a pro forma Compliance Certificate and supporting Pro Forma Financials and an Acquisition Analysis shall be delivered to the Agent at least five days prior to the disbursement of such Loan, including Oasis' financial statements for the last two years and its EBITDA for the last year.

            (b) The Acquisition Company shall deliver to the Agent a certificate, dated as of the date of disbursement of the Oasis Acquisition Loan, pursuant to which the Acquisition Company shall warrant and represent to the Banks that (1) to the best of its knowledge, each of the representations and warranties made by the sellers of the Targets of the Oasis Acquisition to the Acquisition Company under such Acquisition Agreement is true and correct; (2) no broker or finder brought about the making or closing of such Loan made with respect to such Acquisition Agreement, and neither the Borrower nor the Banks have any obligation to any Person in respect of any finder's or brokerage fees in connection with such Loan;
(3) the parties to the Acquisition Agreement have complied with all requirements of every bulk sales or transfer law that may be applicable to the sale of the Acquired Assets to the Acquisition Company, or the Acquisition Company has obtained indemnification against any and all liability arising from the failure to so comply; (4) the Acquisition Agreement and the Related Acquisition Documents have not been amended,
(5) the applicable Acquisition Analysis and Pro Forma Financials remain accurate and complete in all material respects; and (6) as of the date immediately after the consummation of all the agreements and transactions under and pursuant to such Acquisition Agreement, the Borrower and its Subsidiaries will not have any material amount of liabilities, contingent or otherwise, not reflected in the Pro Forma Financials.

            (c) Termination statements or releases shall have been filed with respect to any financing statements or Liens covering all or any portion of the Acquired Assets, except for financing statements perfecting Liens permitted by this Agreement.

            (d) Each of the Acquisition Company and any Target which becomes, upon consummation of the Oasis Acquisition, a Subsidiary of the Borrower, shall become Loan Parties pursuant to the provisions of Section 9.1.

            (e) Each Bank shall have received evidence satisfactory to it that, after giving effect to the Oasis Acquisition Loan, no Loan Party is or will be rendered insolvent within the meaning of Section 548 of the Federal Bankruptcy Code and any applicable state fraudulent conveyance laws. This condition may be satisfied by delivering to the Agent a Solvency Certificate, in substantially the form of Exhibit I attached to this Agreement (a "Solvency Certificate"), dated as of the disbursement date of the Oasis Acquisition Loan.

            (f) The Acquisition complies with clauses (a) through (e) of the definition of "Permitted Acquisition" in Section 1.1.

            (g) All of the shares of capital stock or other ownership interests of Oasis (except directors' qualifying shares) shall, as a result of said Acquisition, be directly or indirectly owned by the Borrower.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     SECTION 7.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

            (a) Incorporation, Good Standing. The Borrower and each of its Subsidiaries (1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation,
(2) has all requisite corporate power, and has all material licenses, governmental authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, and (3) is duly qualified to transact business in each jurisdiction in which such qualification is required. As of the date of this Agreement, the Borrower has no Subsidiaries other than MCTI, MOI, Microdyne UK, Inc., Microdyne, Ltd. and MCTI Acquisition Corporation, a Maryland corporation. Upon consummation of the Oasis Acquisition, APCOM, Inc., a Maryland corporation ("Apcom"), and Celerity Systems, Inc., a California corporaiton ("Celerity"), will be Subsidiaries of the Borrower, and as of such date, MCTI, MOI, Apcom and Celerity will own assets with an aggregate book value of 30%, 13%, 20% and 21%, respectively, of the book value of the consolidated assets of the Borrower and its Subsidiaries.

            (b) Corporate Power and Authority. The execution, delivery and performance by the Borrower and its Subsidiaries of each Loan Document are within the powers of the Borrower and its Subsidiaries, have been duly authorized by all necessary corporate action, and do not contravene, conflict with, result in a breach of or require any consent under (1) the charter, bylaws, or other organizational documents of the Borrower or any Subsidiary, or (2) any law or regulation, or any order, writ injunction or decree of any court or governmental authority or agency, or any contractual restriction binding on or affecting the Borrower or any of its Subsidiaries, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any properties of the Borrower or any Subsidiary.

            (c) No Authorizations. No authorization, approval or consent of, or other action by, and no notice to or filing with, any governmental authority or regulatory body, any securities exchange or stockholders is required for the due execution, delivery and performance by the Borrower or any Subsidiary of any Loan Document or for the legality, validity or enforceability thereof, except for filings in respect of the Liens created in the Loan Documents.

            (d) Legally Enforceable Agreement. This Agreement is, and each other Loan Document to which the Borrower or any Subsidiary will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against the Borrower or such Subsidiary, as applicable, in accordance with their respective terms.

            (e) Financial Statements. The audited balance sheet of the Borrower as of September 28, 1997, and the related statements of income, cash flows and stockholders equity of the Borrower for the fiscal year then ended, with the opinion thereon of Grant Thornton LLP, and the unaudited balance sheet of the Borrower as of June 30, 1998, and the related statements of income, cash flows and stockholders equity for the three-month period then ended, copies of which have been furnished to each Bank, are complete and correct and fairly present the financial condition of the Borrower as of such dates and the results of the operations of the Borrower for the periods ended on such dates, all in accordance with GAAP. The Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such financial statements as of such dates. The Pro Forma Financials, when and as delivered to the Agent, will represent the Borrower's best estimate of the future operations of the applicable Acquisition Company and Target and will be based on the assumptions stated therein, all of which will be believed by the Borrower to be reasonable assumptions.

            (f) Litigation. Other than the actions or proceedings listed on Schedule 7.1(f) attached to this Agreement, there is no pending or, to the best of the Borrower's knowledge, threatened action or proceeding affecting the Borrower or any Subsidiary before any court, governmental agency or arbitrator, that, if adversely determined could, either individually or in the aggregate, have a Materially Adverse Effect.

            (g) Use of Proceeds. No proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934.

            (h) Regulation U. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            (i) Ownership and Liens. The Borrower and each Subsidiary has title to all of its assets, including the Collateral, and none of the Collateral or such assets is subject to any Lien, except such Liens as are permitted by this Agreement.

            (j) ERISA. Neither the Borrower nor any Subsidiary has incurred any material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has the Borrower or any Subsidiary incurred any material liability to the PBGC in connection with any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) established or maintained by the Borrower or any Subsidiary. None of the employee pension benefit plans (as defined above) of the Borrower or any Subsidiary, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such Sections 406 or 4975. Neither the Borrower nor any Affiliate or Subsidiary of the Borrower is now, or at any time in the past has been, obligated to make contributions to a "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA.

            (k) Taxes. The Borrower and each Subsidiary has filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, and the charges, accruals and reserves on the books of the Borrower in respect thereof are, in the opinion of the Borrower, adequate. Neither the Borrower nor any Subsidiary has given or been requested to give a waiver of the statute of limitations relating to the payment of any taxes.

            (l) Debt. The Borrower and its Subsidiaries are not in any manner directly or contingently obligated with respect to any Debt that is not permitted by this Agreement. Neither the Borrower nor any Subsidiary is in default with respect to any Debt.

            (m) Debarment and Suspension. No event has occurred and no condition exists that is likely to result in the debarment or suspension of the Borrower or any Subsidiary from any contracting with the Government, and the Borrower has not, nor has any Affiliate or Subsidiary of the Borrower, been subject to any such debarment or suspension prior to the date of this Agreement.

            (n) Material Contracts. Attached hereto as Schedule 7.1(n) is a correct and complete list, as of the date of this Agreement, of each Material Contract. Neither the Borrower, any Subsidiary nor any other party thereto is in material default under any Material Contract.

            (o) Intellectual Property. The Borrower and its Subsidiaries do not own or hold any Intellectual Property subject to United States copyright, patent or trademark protection, other than as listed on
Schedule 7.1(o) attached hereto, and all of such Intellectual Property has been registered with the United States Patent and Trademark Office and the Register of Copyrights. The Borrower and each Subsidiary owns or has the right to use under valid license agreements or otherwise all Intellectual Property that is required or necessary for the conduct of the business of the Borrower and its Subsidiaries as now conducted or proposed to be conducted without any conflict with any rights of any other Person.

            (p) Compliance with Laws. The Borrower and each Subsidiary are in compliance in all material respects with all applicable laws and regulations.

            (q) True and Complete Information. All factual and financial information (taken as a whole) previously furnished to the Banks in connection with this Agreement by the Borrower and each Subsidiary is, and all factual and financial information (taken as a whole) furnished to the Banks by the Borrower and each Subsidiary after the date of this Agreement will be, true and accurate in all material respects on the date on which such information is dated, certified or furnished, and is not, and will not be, incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

            (r) Integrated Business. The Borrower and its Subsidiaries will be engaged as an integrated group in providing services and goods to their respective Customers. The integrated operation will require financing on such a basis that credit supplied to the Borrower be made available from time to time to Subsidiaries of the Borrower, as required for the successful operation of the Borrower and its Subsidiaries separately, and the integrated operation as a whole. In that connection, the Borrower and its Subsidiaries will request that the Agent and the Banks provide the Loans to, and issue the Letters of Credit for the account of, the Borrower (to be made available as needed to the Subsidiaries) to finance such operation. To induce the Agent and the Banks to extend credit, each Subsidiary will execute and deliver to the Agent a Security Agreement, a Subsidiary Guaranty, an Intellectual Property Assignment, and, if applicable, Mortgages for all Real Estate Assets. Each Subsidiary will derive benefit, directly and indirectly, from the credit so extended to the Borrower, both in its separate capacity and as a member of the integrated group.

            (s) Environmental Laws. The Borrower and its Subsidiaries have obtained all governmental approvals which are required under Environmental Laws, and are in compliance with all terms and conditions of such governmental approvals, which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws the failure with which to comply could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is aware of, or has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower or any of its Subsidiaries may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material that could be reasonably expected to have a Material Adverse Effect; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of the Borrower or any Subsidiary, after due inquiry, threatened, against the Borrower or any of its Subsidiaries relating in any way to Environmental Laws that could be reasonably expected to have a Material Adverse Effect.

            (t)   Investment Company; Public Utility Holding Company.
Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary is (i) a "holding company" or a

"subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

            (u) Year 2000. The Borrower and its Subsidiaries have undertaken reasonable efforts to determine whether all material Date Affected Information Technology used in the business operations of the Borrower and its Subsidiaries is Fully Date Capable, and, to the extent necessary, the Borrower and its Subsidiaries have initiated efforts to make Date Affected Information Technology Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof. For purposes of this Agreement, Date Affected Information Technology is "material" if the failure or degradation in performance of such Date Affected Information Technology would result in a Material Adverse Effect.

            (v) Employee Relations. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(v). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of any of its Subsidiaries, except for those which are not reasonably likely to have a materially adverse effect on the operations of the Borrower or any Subsidiary.

            (w) Burdensome Provisions. Neither the Borrower nor any Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, governmental approval or applicable law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect.

            (x) No Material Adverse Change. Since March 31, 1998, there has been no material adverse change in the business or financial condition of the Borrower or any Subsidiary, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

            (y) Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default. No event has occurred and is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary under any Material Contract or judgment, decree or order to which the Borrower or one or more of its Subsidiaries is a party or by which the Borrower or one or more of its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or one or more of its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     SECTION 7.2. Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or any Subsidiary to an Agent or any Bank pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or any Subsidiary prior to the date hereof and delivered to an Agent or any Bank in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof, the Closing Date and at and as of the date of the disbursement of any Loan or the issuance of any Letter of Credit, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents, the making of the Loans and the issuance of each Letter of Credit.


                                    ARTICLE 8
                            COVENANTS OF THE BORROWER
                            -------------------------

     SECTION 8.1. Affirmative Covenants. So long as any Note shall remain unpaid, any Letter of Credit is outstanding, or any Bank shall have any Advance Commitment hereunder, the Loan Parties shall, unless the Banks shall otherwise consent in writing:

            (a) Compliance with Laws, etc. Comply and cause each Subsidiary to comply in all material respects with all applicable laws, rules, regulations and orders.

            (b)   Reporting Requirements.  Furnish to the Banks:

                  (1) As soon as available and, in any event, within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, unaudited financial statements consisting of consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, and consolidated and consolidating statements of operations, cash flows and stockholders' equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the last day of the preceding quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP. Such statements shall be accompanied by reports itemizing raw materials, work in process and finished goods Inventory by division and revenues and gross profits by division. Such financial statements and reports shall be certified to be accurate by the chief financial officer of the Borrower;

                  (2) As soon as available and, in any event, (A) within 120 days after the end of each fiscal year of the Borrower, audited financial statements consisting of consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and consolidated and consolidating statements of operation, cash flows and stockholders' equity of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP; and (B) within 45 days after the beginning of each fiscal year, a copy of the Borrower's formally adopted annual budget or other form of Borrower's consolidated financial projections (but in any event to include, without limitation, pro forma income and cash flow) for the following fiscal year. The consolidated statements shall be accompanied by an unqualified opinion thereon acceptable to the Banks of an independent certified public accounting firm selected by the Borrower and acceptable to the Agent;

                  (3) Promptly upon receipt thereof, copies of any reports submitted to the directors of the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants;

                  (4) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary, that, if determined adversely to the Borrower or any such Subsidiary, could have a Material Adverse Effect;

                  (5) As soon as possible and, in any event, within three Business Days after the occurrence of each Default and Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrower with respect thereto;

                  (6) Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

                  (7)   On or before the 15th day of each calendar month,
(i) an Aging as of the last day of the previous calendar month, (ii) reports identifying, in sufficient detail for the Banks, all Inventory on hand as of the end of the previous calendar month and all unbilled Accounts Receivable as of the end of the previous calendar month, (iii) a Borrowing Base Certificate signed by the chief financial officer of the Borrower, (iv) a schedule of all outstanding accounts payable of the Loan Parties and the age of such payables in intervals of 30 days, as of the last day of the previous calendar month, (v) such other supporting documents to the schedules as the Agent from time to time reasonably may request, and (v) such invoices, instruments, chattel paper and other evidence of indebtedness representing any Accounts Receivable, duly endorsed in blank or to the Banks, as the Banks may request;

                  (8) Within 45 days after the end of each fiscal quarter, a certificate of the chief financial officer of the Borrower, in substantially the form of Exhibit J attached to this Agreement (a "Compliance Certificate"), to the effect that no Default or Event of Default occurred during the prior quarter and containing calculations of the financial covenants set forth in Section 8.3;

                  (9) As soon as possible and in any event within two Business Days after the issuance thereof, a copy of each letter of intent, proposal, term sheet or similar instrument issued by the Borrower or any Subsidiary with respect to an Acquisition;

                  (10) Not less than 15 Business Days prior to the closing of an Acquisition, Pro Forma Financials and an Acquisition Analysis reflecting the consummation of such Acquisition and the transactions incident thereto. The Pro Forma Financials shall be materially correct and complete, and shall present fairly the consolidated financial condition of the Borrower as of the date immediately after consummation of such Acquisition Agreement and the transactions incident thereto;

                  (11) Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any Subsidiary which has had or may have a Material Adverse Effect;

                  (12) Within 30 days after entering into any Material Contract, a copy of such Material Contract;

                  (13) Written notice of the modification, termination or breach by any Person of a Material Contract;

                  (14) Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Banks from time to time reasonably may request in writing; and

                  (15) On the Closing Date and on the last day of every consecutive six month period thereafter, a written list of each Customer and the current telephone number or address for such Customer.

            (c) Maintenance of Existence. Preserve and maintain and cause each Subsidiary to preserve and maintain its corporate or other legal existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

            (d) Maintenance of Records. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and the Subsidiaries. The principal records and books of account, including those concerning the Collateral of the Borrower and its Subsidiaries, shall be kept at the chief executive office of the Borrower
described in the Security Agreement.   The Borrower will not move such
records and books of account or change its chief executive office or the name under which it does business without (1) giving the Agent at least 90 days' prior written notice, and (2) executing and delivering financing statements satisfactory to the Banks prior to such move or change.

            (e) Maintenance of Properties. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its franchises, licenses and other properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (f) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, including the insurance required by the Security Agreement.

            (g) Right of Inspection. (i) At any reasonable time and from time to time, permit the Agent, any Bank or any agent or representative of the Agent or any Bank to audit and verify the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants; and (ii) no later than 90 days after the Closing Date, a business credit diagnostic examination of the books, records, and systems of the Borrower and its Subsidiaries to be performed by the Agent's Business Credit division at the expense of the Agent.

            (h) Business Line. Remain, and cause each Subsidiary to remain, in substantially the same lines of business as those conducted by the Borrower on the date of this Agreement.

            (i) Primary Operating Account. Maintain the Borrower's primary operating accounts with the Agent.

            (j) Material Contracts. Comply, and cause each Subsidiary to comply, in all material respects, with all terms and conditions of all Material Contracts to which it is a party.

            (k) Payment of Taxes and Claims. Pay or discharge, and cause each Subsidiary to pay and discharge, when due (1) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (2) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower or such Subsidiary, as applicable, in accordance with GAAP.

            (l) Environmental Matters. Comply, and cause all of its Subsidiaries to comply, with all Environmental Laws, the failure with which to comply could have a Material Adverse Effect. If a Borrower or any Subsidiary shall (1) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person,
(2) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against a Borrower or any Subsidiary alleging violations of any Environmental Law or requiring the Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials, or (3) receive any notice from a governmental authority or private party alleging that a Borrower or any Subsidiary may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could have a Material Adverse Effect, such Borrower shall provide the Agent with a copy of such notice within 10 days after the receipt thereof by such Borrower or any of the Subsidiaries. The Borrower and the Subsidiaries shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

            (m) Mortgages. Not later than 30 days after the date the Agent gives notice (the "Mortgage Notice") to the Borrower requesting the granting of Mortgages on Real Estate of the Borrower and its Subsidiaries , the Borrower (1) will and will cause each of the applicable Subsidiaries to duly execute, acknowledge and deliver Mortgages to the Agent in form and substance satisfactory to the Agent, in recordable form (including full legal descriptions of the Real Estate) and in such number of copies as the Agent shall have requested and (2) will furnish or cause to be furnished to the
Agent:

                        (i) one or more policies of mortgagee title insurance on a 1970 (as revised to October 17, 1984) ALTA form of policy or, if unavailable, such other form of policy as shall be acceptable to the Agent (the "Title Policies") issued to the Agent by such title insurance company as the Agent shall approve (the "Title Insurer"), in form and substance and in such amounts satisfactory to the Agent, insuring the perfection, enforceability and first priority of the Lien of each of the Mortgages subject only to such title exceptions as the Agent in the exercise of its reasonable discretion shall approve and including such affirmative coverage and endorsements as the Agent shall require, together with copies of (A) all instruments of record and (B) all other documents specified in the Title Policies encumbering or otherwise affecting the Real Estate;

                        (ii) if so requested by the Agent, as-built surveys of the Real Estate dated not more than 90 days prior to the date of the Mortgage Notice showing such matters as may be reasonably required by the Agent, in form and content reasonably acceptable to the Agent, certified to the Agent, the Banks and the Title Insurer and prepared by a registered surveyor acceptable to the Agent;

                        (iii) written opinions of counsel ("Local Counsel") issued to the Agent and in form and substance satisfactory to special counsel to the Agent, that (A) the Mortgages have been duly authorized, executed and delivered by the respective Mortgagors and, if appropriate, by the trustee designated therein (such trustee to be specified by the Borrower with the approval of the Agent), and that such trustee has full power and authority to serve in such capacity and to exercise all rights and powers under such Mortgages and (B) the Mortgages are legal, valid and binding obligations enforceable in accordance with their respective terms except as may be limited by
      (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditor's rights and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and opining as to such other matters with respect to the Mortgages as such special counsel to the Agent may require;

                        (iv) evidence satisfactory to the Agent of (A) the due recordation of the Mortgages and filing of financing statements reasonably satisfactory to the Agent in connection therewith in the appropriate recording and filing offices and (B) the payment of all filing and recording fees and expenses, of any mortgage, mortgage recording, intangibles or other tax payable in connection with the Mortgages or the obligations secured thereby, and of the premiums for the Title Policies and all other charges in connection therewith;

                        (v) any consents required to grant any Mortgage and such affidavits, releases, indemnities, undertakings or other documents as the Title Insurer may require in order to issue the Title Policies as provided above;

                        (vi) such direct access reinsurance agreements with such other title insurance companies and in such amounts, all as the Agent shall reasonably require;

                        (vii) if so requested by the Agent, an appraisal of the Real Estate, in form and substance satisfactory to the Agent, complying with the Appraisal Policies and Review Procedures of the Board of Governors of the Federal Reserve System (12 CFR Part 323);

                        (viii) if so requested by the Agent, an environmental survey and assessment with respect to the sites and facilities comprising the Real Estate prepared by a firm of licensed engineers in form and substance satisfactory to the Agent;

                        (ix) the hazard, flood and other insurance policies required by the Mortgages; and

                        (x) evidence that all expenses and fees of the Title Insurer in connection with the issuance of the Title Policies with respect to the Mortgages have been paid and that all recording and filing fees and all mortgage recording, documentary, intangibles, stamp and similar taxes payable in connection with the recording of each Mortgage in the appropriate county land office have been paid.

            (n) Year 2000 Compliance. (1) Initiate and maintain a program to identify any Date Affected Information Technology used in the business operations of the Borrower and its Subsidiaries that is not Fully Date Capable, and, in connection therewith, undertake in good faith to make all material Date Affected Information Technology used in such business operations Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof, (2) advise the Agent in the event that it has reason to believe that any material Date Affected Information Technology will not be Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof, (3) advise the Agent in the event that the Borrower has reason to believe that it will be adversely affected by the failure of any affiliated or nonaffiliated entity to have its Date Affected Information Technology Fully Date Capable, (4) provide the Agent, upon request, access to and copies of information necessary to permit the Agent to determine whether the Borrower's Date Affected Information Technology is, or will be, Fully Date Capable, including, without limitation, (i) minutes, resolutions and reports to and from Borrower's Board of Directors or committee thereof;
(ii) internally generated reports, consultant reports or auditor's report regarding the status of the Borrower's Date Affected Information Technology,
(iii) all documents relating to a "Year 2000" program, and (iv) officer certificates or other statements requested by the Agent regarding status of Date Affected Information Technology. The Borrower acknowledges that the Agent's right to receive, or the Agent's receipt of, the foregoing information does not impose any obligation on the Agent or any Bank to assess the accuracy or effect of such information, or to recommend or require remedial action of any kind. The Borrower further acknowledges that the actual or potential failure or degradation of any material Date Affected Information Technology due to its failure to be Fully Date Capable may constitute a material adverse change in the Borrower's business or financial condition.

            (o) Novell Debt. Use its best efforts to deliver to the Agent, not later than October 31, 1998, written confirmation of Novell, Inc. that the Obligations constitute Senior Debt, as such term is defined in the promissory notes of the Borrower held by Novell, Inc.

     SECTION 8.2. Negative Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Advance Commitment hereunder, no Loan Party shall, without the written consent of the Majority Banks:

            (a) Liens, etc. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Lien upon or with respect to any of its assets, now owned or hereafter acquired, except: (1) Liens in favor of the Agent for the ratable benefit of the Banks; (2) Permitted Encumbrances; (3) Liens on fixed assets in existence on the date of this Agreement and described on
Schedule 8.2(a) attached to this Agreement; and (4) purchase-money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease) on any fixed assets provided that (i) any property subject to a purchase-money Lien is acquired by the Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (ii) each such Lien shall attach only to the property so acquired, and (iii) the Debt secured by all such Liens shall be included in the amount permitted by Section 8.2(b).

            (b) Debt. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Debt which would at any time cause the aggregate of all Debt of the Borrower and its Subsidiaries taken as a whole, to exceed $5,000,000, except: (1) the Obligations; (2) Debt in existence on the date of this Agreement and described on Schedule 8.2(b) attached to this Agreement; (3) Debt of the Borrower subordinated to the Obligations on terms satisfactory to the Banks; and (4) Debt of a Loan Party to another Loan Party. All such Debt (other than that described in clauses (1) and (2) of this subsection (b)) shall be repayable in full in no less than 36 months.

            (c) Dividends, etc. Declare or pay any dividends; or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets or obligations of the Borrower; or make any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire shares of the Borrower's or Subsidiary's capital stock; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that, subject to the compliance by the Borrower with the provisions of
Section 8.3 below, (1) the Borrower may declare and deliver dividends and make distributions payable in common stock of the Borrower, (2) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock, and (3) any Subsidiary may pay dividends to the Borrower or to another Subsidiary.

            (d) Mergers, etc. Merge or consolidate with any Person, or permit any Subsidiary to do so, except (1) for Permitted Acquisitions,
(2) that any Loan Party may merge into or transfer assets to the Borrower,
(3) that any Loan Party may merge into or consolidate with or transfer assets to any other Loan Party, and (4) an Acquisition Company or a Target may merge with the Borrower or any Loan Party provided that (i) the surviving entity becomes a Loan Party pursuant to the provisions of Article 9 of this Agreement, and (ii) after giving effect thereto, no Default or Event of Default shall occur.

            (e) Sale and Leaseback. Sell, transfer or otherwise dispose of, or permit any Subsidiary to sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.

            (f) Dispositions. Dispose of, or permit any Subsidiary to Dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, Receivables and leasehold interests), except: (1) for Inventory sold or leased in the ordinary course of business; (2) assets no longer used or useful in the conduct of its business; and (3) that any Loan Party may sell, lease, assign or otherwise transfer its assets to another Loan Party.

            (g) Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire, or permit any Subsidiary to purchase, hold or acquire, any Investment (including any option, warrant or other right to acquire any Investment) of, make or permit to exist any loans or advances to, Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, in excess of $4,000,000 in the aggregate at any time with respect to the Borrower and its Subsidiaries, taken as a whole, except:

                  (1)   Permitted Investments;

                  (2) Investments existing on the date hereof and set forth on Schedule 8.2(g), to the extent such Investments would not be permitted under any other clause of this Section;

                  (3) Investments by the Borrower and its Subsidiaries in the capital stock or other ownership interests of their Subsidiaries; provided that any such shares of capital stock or ownership interests held by a Loan Party shall remain held by such Loan Party, and such Loan Party shall at no time sell, lease, grant options with respect to, pledge, hypothecate, mortgage, or otherwise transfer or encumber in any way whatsoever, said shares or interests and provided further that neither the Borrower nor any Subsidiary shall make Investments in Subsidiaries that are not Loan Parties, other than the existing Investments of the Borrower in the Subsidiaries described in Section 7.1(a) above;

                  (4) Loans or advances made by a Loan Party to any other Loan Party;

                  (5) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, Customers, in each case in the ordinary course of business;

                  (6) Travel advances made to employees in the ordinary course of business;

                  (7) Loans made by the Borrower or any Subsidiary to its employees; provided that all such loans shall not exceed $1,000,000 in the aggregate at any time outstanding; and

                  (8) Receivables acquired in connection with the sale of goods or services in the ordinary course of business.

Within the above limitations, the Borrower or any Subsidiary may make any Permitted Acquisition; provided that the Borrower shall have delivered to the Agent a certificate signed by the Chief Financial Officer of the Borrower certifying that at the time of and immediately after giving effect to such Permitted Acquisition, (i) no Event of Default or Default shall have occurred and be continuing, and (ii) the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 8.3, in each case as of the last day of the most recent fiscal quarter adjusted to give effect (as if such event had occurred on the first day of the four fiscal quarter period ended on such last day) to such Permitted Acquisition and the financing therefor, and the adjustments and calculations set forth in such certificate shall be based on assumptions and otherwise in form and substance reasonably satisfactory to the Agent.

            (h) ERISA. With respect to any employee benefit plan or plans covered by Title IV of ERISA, permit (1) any prohibited transaction or transactions under ERISA or the Code that results, or may result, in liability to the Borrower or any Subsidiary exceeding in the aggregate $500,000, or (2) any reportable event under ERISA if, upon termination of the plan or plans with respect to which one or more such reportable events shall have occurred, there is or would be any liability of the Borrower or any Subsidiary to the PBGC exceeding in the aggregate $500,000. Neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall adopt, establish or become a party to any multiemployer plan.

            (i) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any such transaction, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be applicable in a comparable arm's-length transaction with a Person not an Affiliate.

     SECTION 8.3. Financial Covenants. So long as any Note shall remain unpaid, any Letter of Credit remains outstanding, or any Bank shall have any Advance Commitment hereunder, the Borrower shall maintain, unless the Majority Banks shall otherwise consent in writing:

            (a) Net Worth. As of the end of each fiscal quarter of the Borrower, Net Worth of not less than the Minimum Compliance Level; provided, that upon notice to the Agent of the termination of the Epson Contract, Net Worth shall thereafter be measured monthly rather than quarterly.

            (b) Debt Coverage Ratio. For each 12-month period ending on the last day of each fiscal quarter of the Borrower, a Debt Coverage Ratio of not less than (1) 1.2 to 1 for the fiscal quarter ending on June 30, 1998, and for each fiscal quarter thereafter through and including September 30, 1999, (2) 1.35 to 1 for the fiscal quarter ending on December 31, 1999, and for each fiscal quarter thereafter through and including September 30, 2000, and (3) 1.5 to 1 for each fiscal quarter thereafter; provided, that upon notice to the Agent of the termination of the Epson Contract, the Debt Coverage Ratio shall thereafter be measured monthly rather than quarterly.

            (c) Funded Debt Ratio. For each 12-month period ending on the last day of each fiscal quarter of the Borrower, a Funded Debt Ratio of not greater than (1) 3.5 to 1 for the fiscal quarter ending on June 30, 1998, and for each fiscal quarter thereafter through and including September 30, 1999,
(2) 3.25 to 1 for the fiscal quarter ending on December 31, 1999, and for each fiscal quarter thereafter through and including September 30, 2000, and
(3) 3 to 1 for each fiscal quarter thereafter; provided, that upon notice to the Agent of the termination of the Epson Contract, the Funded Debt Ratio shall thereafter be measured monthly rather than quarterly.


                                    ARTICLE 9
                       SUBSIDIARIES BECOMING LOAN PARTIES
                       ----------------------------------

     SECTION 9.1. Conditions.  Each Subsidiary that is formed or
Acquired on or after the date of this Agreement, and each Acquisition Company and Target that is not a Loan Party, shall become jointly and severally liable with the other Subsidiaries, Acquisition Companies and Targets under this Agreement and the other Loan Documents (provided that only the Borrower may borrow hereunder), and the Borrower shall cause each such Subsidiary, Acquisition Company and Target to satisfy each of the following conditions on or before the date on which such Subsidiary, Acquisition Company or Target is formed or Acquired:

            (a) The Acquisition Company, Target or Subsidiary shall execute and deliver to the Agent a Subsidiary Guaranty, a Security Agreement and an Intellectual Property Assignment.

            (b) No Default or Event of Default shall have occurred and be continuing.

            (c) All legal matters incident to such Acquisition Company, Target or Subsidiary becoming a Loan Party shall be satisfactory to counsel for the Agent, and the Acquisition Company, Target or Subsidiary shall execute and deliver to the Agent such additional documents and certificates relating to the Loans as the Agent reasonably may request.

            (d) The Agent shall have received an opinion of counsel to the Acquisition Company, Target or Subsidiary, addressed to the Agent, for the benefit of the Banks, covering such matters as the Agent may request, in form and substance satisfactory to the Agent.

            (e) Financing statements in form and substance satisfactory to the Agent shall have been properly filed in each office where necessary to perfect the security interest of the Banks in the Collateral of the Acquisition Company, Target or Subsidiary, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral (except with respect to Liens permitted by this Agreement), all taxes and fees with respect to such recording and filing shall have been paid by the Acquisition Company, Target or Subsidiary and the Agent shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed.

            (f) The Acquisition Company, Target or Subsidiary shall have delivered the following documents to the Agent, each of which shall be certified as of the date on which the Acquisition Company, Target or Subsidiary is to become a Loan Party, by its secretary or representative performing similar functions: (1) copies of evidence of all actions taken by the Acquisition Company, Target or Subsidiary to authorize the execution and delivery of the applicable Loan Documents; (2) copies of the articles or certificate of incorporation and bylaws (or the organizational documents for a Loan Party that is not a corporation) of the Acquisition Company, Target or Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers of the Acquisition Company, Target or Subsidiary executing the Loan Documents.

            (g) The Agent shall have received current certificates of good standing and qualification issued by the appropriate state official of the state of formation of the Acquisition Company, Target or Subsidiary and in each jurisdiction in which it is qualified to do business.

            (h) The Agent shall have received an Aging, Borrowing Base Certificate and Inventory schedule of the Acquisition Company, Target or Subsidiary, together with any other information and documents the Agent may reasonably request with respect to the Collateral of the Acquisition Company, Target or Subsidiary.

            (i) If required by the Agent, the Agent shall have received a satisfactory field examination of the Collateral and internal control systems of the Acquisition Company, Target or Subsidiary performed by a consultant selected by the Agent, and the Borrower shall have reimbursed the Agent for the cost of such consultant.

            (j) If required by the Agent, it shall have received a landlord waiver from each landlord of the Acquisition Company, Target or Subsidiary, which shall be in form and substance acceptable to the Agent.

            (k) Each Loan Party with an ownership interest in the Acquisition Company, Target or Subsidiary shall have executed and delivered to the Agent a Security Agreement, financing statements in form and substance satisfactory to the Agent shall have been properly filed in each office where necessary to perfect the security interest of the Banks in the applicable Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral, all taxes and fees with respect to such recording and filing shall have been paid by such Acquisition Company, Target or Subsidiary, the Agent shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed, and the Agent shall have received all instruments and certificated securities that evidence such Collateral, endorsed in blank.

            (l) All Intellectual Property of such Loan Party that is subject to United States copyright, patent or trademark protection shall have been duly registered with the Register of Copyrights or the United States Patent and Trademark Office, as applicable, an Intellectual Property Assignment shall have been recorded in such office, and the Agent shall have received evidence that it has a first priority perfected Lien with respect thereto.

     SECTION 9.2. Contributions to Borrowing Base. The Borrower agrees no Receivable or Inventory of an Acquisition Company, Target or Subsidiary shall be included in the Borrowing Base prior to the date on which all of the foregoing conditions are satisfied.


                                   ARTICLE 10
                                EVENTS OF DEFAULT
                                -----------------

     SECTION 10.1. Events of Default. If any of the following events ("Events of Default") shall occur, the Agent and the Banks shall have the rights set forth in Section 10.2 below:

            (a) Failure of the Borrower to pay (1) the principal amount of any Loan, as applicable, including, without limitation, the principal payments due under the Notes or the LC Agreements or any of the Loans, when the same shall become due and payable, whether at maturity, as a result of the Agent's demand for payment or otherwise, or (2) any interest or fee payable under the Loan Documents when the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; or

            (b) If the Borrower refuses to permit any Bank to inspect, examine, verify or audit the Collateral in accordance with the provisions of this Agreement; or

            (c) Failure of the Borrower to perform, observe or comply with any term, condition, covenant, warranty, agreement or other provision contained in Section 8.1 or 8.2 of this Agreement, and such failure remains uncured to the satisfaction of the Majority Banks for 15 days after the earlier to occur of (1) notice from the Agent specifying such failure or (2) the date notice of such failure should have been given under Section 8.1(b)(5); or

            (d) Failure of the Borrower or any other Loan Party to perform, observe or comply with any other term, condition, covenant, warranty, agreement or provision contained in this Agreement or any other Loan Document (except any such failure resulting in the occurrence of another Event of Default described in this Section), and such failure remains uncured to the satisfaction of the Majority Banks for 30 days after the earlier to occur of
(1) notice from the Agent specifying such failure or (2) the date notice of such failure should have been given under Section 8.1(b)(5); or

            (e) Discovery that any representation or warranty made or deemed made by the Borrower or any Loan Party in this Agreement or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any Borrowing Base Certificate) or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; or

            (f) If the Borrower or any Subsidiary fails to make any payment when due with respect to any Debt in excess of $500,000, or if any event or condition occurs that results in such Debt becoming due and payable prior to the expressed maturity thereof or that enables or permits the holder or holders of such Debt to cause such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to the expressed maturity thereof; or

            (g) The Borrower or any Subsidiary makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of the Borrower or any Subsidiary or any substantial part of its property, or commences any proceeding relating to the Borrower or any Subsidiary under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

            (h) If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Borrower or any Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of the Borrower or a Subsidiary, of any trustee, receiver or liquidator of the Borrower or such Subsidiary or of all or any substantial part of the properties of the Borrower, the appointment shall not have been vacated; or

            (i) If any judgment is entered against the Borrower or any Subsidiary in excess of $500,000 or any attachment in excess of $500,000 against any property of the Borrower or any Subsidiary and the same remains unpaid, undischarged, unbonded or undismissed for a period of 30 days; or

            (j) A material adverse change occurs in the financial or business condition of the Borrower and its Subsidiaries; or

            (k) If the Borrower fails to give the Agent or the Banks any notice required by this Agreement within ten days after the date on which it is required to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; or

            (l) If any of the following events shall occur or exist with respect to the Borrower or any employee benefit or other plan established, maintained or to which contributions have been made by the Borrower, any Affiliate of the Borrower or any other Person that, together with the Borrower, would be treated as a single employer under Section 4001 of ERISA, and the Majority Banks determine that the same would have a Material Adverse
Effect: (1) any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), (2) any reportable event (as defined in Section 4043 of ERISA and the regulations issued thereunder), (3) the filing under
Section 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (4) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or

            (m) The occurrence of a default or an event of default under any other Loan Document and the expiration of all grace periods, if any, applicable thereto; or

            (n) If the Borrower, any Subsidiary or any Affiliate of the Borrower or Subsidiary shall be debarred or suspended from any contracting with the Government; or

            (o) The Loan Documents shall for any reason cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby or if any Loan Document ceases to be in full force and effect; or

            (p)   If:

                  (1) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but excluding Philip T. Cunningham, is or becomes the "beneficial owner" (as defined in Rules 13d- 3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of the Borrower (provided, however, the Agent shall not unreasonably withhold its consent to the sale or other disposition of voting stock by Philip Cunningham to any Person if, after such sale or other disposition, such Person would be the beneficial owner of more than 25% of the total voting power of the then outstanding voting stock of the Borrower); or

                  (2) During any twelve-month period (commencing on or after the Agreement Date), a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (A) who were members of such Board of Directors on the first date of such period, (B) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of such Board of Directors or (C) whose election or nomination to such Board of Directors was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of such Board of Directors; or

            (q) Any indorsement or guaranty of the payment of the Loans shall cease for any reason to be in full force and effect, or any indorser or guarantor shall contest the validity or enforceability of the indorsement or guaranty or deny that it has any further liability or obligation under the indorsement or guaranty; or

            (r) The failure of the Borrower to give notice of the termination of the Epson Contract within 5 days after notice to or from Epson of said termination.

     SECTION 10.2. Remedies. Upon the occurrence of any Event of Default, the Agent (a) shall at the request of the Majority Banks, by notice to the Borrower, terminate the Commitments, whereupon the same shall forthwith terminate, and (b) shall at the request of the Majority Banks, by notice to the Borrower, declare the Notes, the Loans, the Letter of Credit Obligations and all other Obligations, all interest thereon and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon the Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default occurs under Sections 10.1() or 10.1() above, (1) Commitments shall automatically be terminated, and (2) the Obligations, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. After the occurrence of an Event of Default, the Agent may require the Borrower to pay, and the Borrower agrees to pay, to the Agent an amount of cash equal to the aggregate amount of the Letters of Credit then outstanding, and any amounts paid by the Borrower shall be held by the Agent in a cash collateral account for the benefit of the Banks, over which the Agent shall have the exclusive power of withdrawal, as security for the Letter of Credit Obligations.


                                   ARTICLE 11
                                    THE AGENT
                                   ----------

     SECTION 11.1. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall not have any fiduciary duty to any Bank or Loan Party. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     SECTION 11.2. Agent's Reliance. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (1) may treat the payee of any Note as the holder thereof; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or any other Loan Party or to inspect the property (including the books and records) of the Borrower or any other Loan Party; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 11.3. NationsBank and Affiliates.  With respect to its
Advance Commitment and Oasis Acquisition Loan Commitment, the Advances and Oasis Acquisition Loan made by it, the Notes issued to it and the Obligations due to it, NationsBank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include NationsBank, N.A. in its individual capacity.
NationsBank, N.A.and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and any Person who may do business with or own common stock of the Borrower, all as if NationsBank, N.A. were not the Agent and without any duty to account therefor to the Banks.

     SECTION 11.4. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 7.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 11.5. Indemnification.  The Banks agree to indemnify the
Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Banks, ratably according to the respective amounts of their Advance Commitment or Oasis Acquisition Loan Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     SECTION 11.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. If no Event of Default has occurred and is continuing, the Borrower shall have the right to approve a successor Agent, which approval shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent, on behalf of the Banks, may appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                   ARTICLE 12
                                  MISCELLANEOUS
                                  -------------

     SECTION 12.1. Amendments, Etc.. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Banks may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Banks (or the Agent at the written direction of all of the Banks), do any of the following: (a) increase the Commitments of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations; (c) reduce the amount of any fees payable hereunder; (d) postpone any date fixed for any payment of any principal of, interest on, or fees with respect to, any Loans or any other Obligations; (e) change the Commitment Percentages; (f) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section; (g) release any Subsidiary from its obligations under a Subsidiary Guaranty; (h) modify the definition of the term "Majority Banks" or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(i) release any Collateral; or (j) amend the definitions of "Borrowing Base" or "Eligible Receivables." Further, no amendment, waiver or consent unless in writing and signed by the Agent, or by NationsBank, N.A. in its capacity as the issuer of the Letters of Credit, in addition to the Banks required above to take such action, shall affect the rights or duties of the Agent, or NationsBank, N.A. as such issuer under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon a Borrower shall entitle such Borrower to other or further notice or demand in similar or other circumstances.

     SECTION 12.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered by hand or sent, prepaid, by Federal Express (or a comparable overnight delivery service), if to the Borrower, at its address at 3601 Eisenhower Avenue, Alexandria, Virginia
22304, Attention: Chief Financial Officer, if to any Bank or to the Agent, at its Applicable Lending Office specified below its name on the signature page hereto or in the Assignment and Assumption Agreement pursuant to which such Bank becomes a party hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. Any such notice or other communication, when mailed, telecopied, telegraphed, telexed, cabled, delivered by hand or sent overnight, shall be effective on the earliest of (a) the date it is actually received or telecopied, telexed (confirmed by telex answerback), or delivered by hand,
(b) the Business Day after the day on which it is properly delivered to a telegraph or cable company or to Federal Express (or a comparable overnight delivery service), as applicable, or (c) the third Business Day after the day on which it is deposited in the United States mail.

     SECTION 12.3. No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 12.4. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     SECTION 12.5. Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit hereunder.

     SECTION 12.6. Cost, Expenses and Taxes. The Borrower agrees
(a) to pay or reimburse the Agent on demand for all its costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement or modification to, the Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent; (b) to pay or reimburse the Agent and each Bank for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and each Bank; and (c) to pay, indemnify and hold each Bank and the Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery or consummation of any of the transactions contemplated by, or any amendment, supplement or modification to, or any waiver or consent under or in respect of, the Loan Documents and any such other documents.

     SECTION 12.7. Indemnification.

            (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless each Agent, any affiliate of each Agent and each of the Banks and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) (the foregoing items referred to herein as "Claims and Expenses") incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") arising out of: (i) this Agreement or any other Loan Document or the transactions contemplated thereby, (ii) the making of any Loans hereunder;
(iii) any actual or proposed use by the Borrower of the proceeds of the Loans;
(iv) an Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Banks have established the credit facilities evidenced hereby in favor of the Borrower; (vi) the fact that the Agents and the Banks are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and its Subsidiaries; (vii) the fact that the Agent and the Banks are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and its Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Banks may have under this Agreement or the other Loan Documents; (ix) any violation or non-compliance by the Borrower or any Subsidiary of any applicable law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any governmental authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a governmental authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent or the Banks as successors to the Borrower) to be in compliance with such Environmental Laws; or (x) an Indemnified Party's reliance on telephonic or oral requests, as described in Section 2.1(c); provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this
Section 12.7(a) that constitute gross negligence or willful misconduct.

            (b) The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any governmental authority. This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower or any Subsidiary.

            (c) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all costs and expenses incurred by the Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified
Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party, provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

            (d) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

     SECTION 12.8. Termination; Survival. At such time as (a) all of the Advance Commitments have been terminated, (b) none of the Banks is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities to which the Agent and the Banks are entitled under the provisions of this Agreement and the other Loan Documents, and the waivers of jury trial and submission to jurisdiction contained in Sections 12.12 and 12.17, shall continue in full force and effect and shall protect the Agent and the Bank against events arising after such termination as well as before.

     SECTION 12.9. Limitation of Liability. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Bank or any of the Agent's or any Bank's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

     SECTION 12.10. Construction.  The Agent, the Borrower and each
Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Bank.

     SECTION 12.11. Right of Set-off.  Upon (a) the failure of the
Borrower to make any payment owed to the Banks when due (after any applicable cure period) under any Loan Document or (b) the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 10.1 to authorize the

Agent to declare the Obligations due and payable pursuant to the provisions of
Section 10.1, each Bank and each Participant is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or Participant to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, whether or not such Bank or Participant shall have made any demand under this Agreement or any such Loan Document and although such obligations may be unmatured. Each Bank and Participant agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank and Participant under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank or Participant may have.

     SECTION 12.12. Waiver. THE BORROWER EXPRESSLY WAIVES ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR OTHER DISPUTE RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     SECTION 12.13. Severability. If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Agreement, such provision shall be fully severable, such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document, and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document.

     SECTION 12.14. Entire Agreement. Except for the other Loan Documents expressly referred to herein, this Agreement represents the entire agreement between the Banks, the Agent and the Borrower, supersedes all prior commitments and may be modified only by an agreement in writing.

     SECTION 12.15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns, except that no party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties.

     SECTION 12.16. Governing Law. This Agreement, the Notes and each Loan Document shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

     SECTION 12.17. Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of the Circuit Court for Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division, over any suit, action or proceeding arising out of or relating to this Agreement, any Loan Document or the Obligations. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. The Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in the courts designated above may be made by certified or registered mail, return receipt requested, directed to the Borrower at its address for notice stated in Section 12.2 above, or at a subsequent address of which the Agent received actual notice from the Borrower in accordance with the terms hereof, and service so made shall be complete five days after the same shall have been so mailed. The foregoing provisions shall not limit the right of any Bank, the Agent or any other party hereto to serve process in any other manner permitted by law or limit the right of any Bank or the Agent or other party hereto to bring any suit, action or proceeding or to obtain execution on any judgment rendered in any suit, action or proceeding in any other appropriate jurisdiction or in any other manner.

     SECTION 12.18. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 12.19. Assignments.

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may neither assign nor otherwise transfer any of its rights under this Agreement without the prior written consent of the Banks.

            (b) Any Bank may make, carry or transfer Loans or Letters of Credit at, to or for the account of, any of its branch offices or the office of an affiliate of such Bank except to the extent such transfer would result in increased costs to the Borrower.

            (c) Any Bank may at any time grant to one or more banks or other financial institutions (each such bank or financial institution, a "Participant") participating interests in the Advance Commitment, the Oasis Acquisition Note, or the Obligations owing to such Bank; provided however,
(1) any such participating interest must be for a constant and not a varying percentage interest, (2) no Bank may grant a participating interest in the Advance Commitment, or if any part of the Advance Commitment has been terminated, the aggregate outstanding principal balance of Revolving Notes held by it, in an amount less than $5,000,000, and (3) after giving effect to any such participation by a Bank, the amount of the Advance Commitment, or if any of the Advance Commitment has been terminated, the aggregate outstanding principal balance of Revolving Notes held by it, in which it has not granted any participating interests must be at least $5,000,000. No Participant shall have any rights or benefits under this Agreement or any other Loan Document, except (i) as provided in Section 12.11, and (ii) a

Participant shall be entitled to the benefits of the cost protection provisions contained in Article 3 to the same extent as if it were a Bank but not in excess of the cost protections to which the Bank from which it purchased its participation would be entitled. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (A) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, the Advance Commitment, (B) extend the date fixed for the payment of principal of or interest on the Loans or Letter of Credit Obligations or portions thereof owing to such Bank, (C) reduce the amount of any such payment of principal, or (D) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection
(d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). The selling Bank shall notify the Agent and the Borrower of the sale of any participation hereunder and the terms thereof.

            (d) Any Bank may with the prior written consent of the Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (which consent, in the case of the Agent and the Borrower, shall not be unreasonably withheld) assign to one or more Eligible Assignees (each an "Assignee") all or a portion of the Advance Commitment and its other rights and obligations under this Agreement and the Revolving
Notes; provided, however, (1) no such consent by the Borrower or the Agent shall be required in the case of any assignment to another Bank or any affiliate of such Bank or another Bank; (2) any partial assignment shall be in an amount at least equal to $5,000,000 and after giving effect to such assignment the assigning Bank retains part of the Advance Commitment, or if the Advance Commitment has been terminated, holds Revolving Notes having an aggregate outstanding principal balance, of at least $5,000,000; and (3) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be deemed to be a Bank party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Bank with the Advance Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that new Revolving Notes are issued to the Assignee and such transferor Bank, as appropriate. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500; provided, however, such fee shall not be payable in connection with the first assignment of all or any portion of the Advance Commitment of any Bank initially a party to this Agreement to an affiliate of such Bank.

            (e)   The Agent shall maintain at its office specified in
Section 12.2 a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Advance Commitment of each Bank from time to time (the "Register"). The Agent shall give each Bank and the Borrower notice of the assignment by any Bank of its rights as contemplated by this Section. The Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank, together with each Revolving Note subject to such assignment (the "Surrendered Note"), the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (1) accept such Assignment and Acceptance Agreement, (2) record the information contained therein in the Register, and (3) give prompt notice thereof to the Borrower.

            (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Bank from its obligations hereunder.

            (g) Anything in this Section to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to the Borrower or any Subsidiary or Affiliate of the Borrower.

            (h) Each Bank agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws United States of America or of any other jurisdiction.

     SECTION 12.20. Confidential Information. The Agent and the Banks agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Agent or any such Bank by or on behalf of the Borrower (whether before or after the Closing Date) which relates to the Borrower or any of its Subsidiaries (the "Information"). Notwithstanding the foregoing, the Agent and each Bank shall be permitted to disclose

Information (a) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Agreement or any other Loan Documents or other administration of this Agreement or any other Loan Documents; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental authority; (c) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (d) below, (2) becomes available to the Agent or such Bank on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries or (3) was available to the Agent or such Bank on a non-confidential basis prior to its disclosure to the Agent or such Bank by the Borrower; (d) to any Assignee or Participant (or prospective Assignee or Participant) so long as such Assignee or Participant (or prospective Assignee or Participant) first specifically agrees in a writing furnished to and for the benefit of the Borrower to be bound by the terms of this Section 12.20; or (e) to the extent that the Borrower shall have consented in writing to such disclosure.

                       [SIGNATURES ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                          BORROWER:
                                          --------

                                          MICRODYNE CORPORATION,
                                          a Maryland corporation


                                          By: /s/ Massoud Safavi
                                              ---------------------------
                                          Name: Massoud Safavi
                                          Title: Chief Financial Officer


                                          AGENT:
                                          -----

                                          NATIONSBANK, N.A.


                                          By: /s/ Maria Manos
                                              ---------------------------
                                                  Maria Manos
                                                  Senior Vice President

                     [Signature Page to Credit Agreement,
           dated as of August 11, 1998, with Microdyne Corporation]


                                    BANK:
                                    ----

                                    NATIONSBANK, N.A.


                                    By:  /s/ Maria Manos
                                         --------------------
                                    Name: Maria Manos
                                         --------------------
                                    Title: Senior Vice President
                                           ---------------------

                                    Advance Commitment:
                                    $10,000,000.00

                                    Oasis Acquisition Loan Commitment:
                                    $16,500,000.00


                                    Lending Office (all Types of Loans):

                                    6610 Rockledge Drive, Third Floor
                                    ---------------------------------
                                    Bethesda, Maryland 20817
                                    ---------------------------------
                                    Attention: Ms. Maria Manos
                                               ----------------------
                                    Telecopier: (301) 571-9098
                                               ----------------------
                                    Telephone: (301) 493-7072
                                               ----------------------

                               CREDIT AGREEMENT


                         Dated as of August 11, 1998

                                    among

                            MICRODYNE CORPORATION

                                 as Borrower

                                     and



                              NATIONSBANK, N.A.

                                   as Banks


                                     and

                              NATIONSBANK, N.A.

                                   as Agent

                               TABLE OF CONTENTS

                                                                          PAGE

 ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS................................1
ARTICLE 2  AMOUNTS AND TERMS OF THE ADVANCES................................23
ARTICLE 3  YIELD PROTECTION, ETC............................................30
ARTICLE 4  PAYMENTS, COMPUTATIONS AND CERTAIN NOTICES.......................36
ARTICLE 5  SECURITY.........................................................40
ARTICLE 6  CONDITIONS OF LENDING............................................41
ARTICLE 7  REPRESENTATIONS AND WARRANTIES...................................45
ARTICLE 8  COVENANTS OF THE BORROWER........................................50
ARTICLE 9  SUBSIDIARIES BECOMING LOAN PARTIES...............................60
ARTICLE 10  EVENTS OF DEFAULT...............................................62
ARTICLE 11  THE AGENT.......................................................65
ARTICLE 12  MISCELLANEOUS...................................................67


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





                        LIST OF SCHEDULES AND EXHIBITS


Schedule 7.1(f)   Pending Litigation
Schedule 7.1(n)   Material Contracts
Schedule 7.1(o)   Intellectual Property
Schedule 8.2(a)   Outstanding Liens
Schedule 8.2(b)   Outstanding Debt
Schedule 8.2(g)   Investments

Exhibit A         Acceptable Foreign Customers
Exhibit B         Form of Acquisition Note
Exhibit C         Form of Assignment and Acceptance Agreement
Exhibit D         Form of Borrowing Base Certificate
Exhibit E         Form of Revolving Note

Exhibit F         Form of Security Agreement
Exhibit G         Form of Intellectual Property Assignment
Exhibit H         Form of Subsidiary Guaranty
Exhibit I         Solvency Certificate
Exhibit J         Form of Compliance Certificate



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